EXHIBIT 10.1

EQUITY AND ASSET PURCHASE AGREEMENT by and among PLASTIQ INC., PLV INC. AND NEARSIDE BUSINESS CORP., AS SELLERS, and PLASTIQ, POWERED BY PRIORITY, LLC May 23, 2023

TABLE OF CONTENTS
i

Exhibit A        Exchange Agreement Terms
Exhibit B        Letter Agreement Terms
Exhibit C     -    Form of Bill of Sale
Exhibit D     -    Form of Assignment and Assumption Agreement
Exhibit E     -     Form of Trademark Assignment Agreement
Exhibit F    -    Form of Sale Procedures Order
Exhibit G    -    Form of Sale Order

Schedule 2.1(t)        Assumed Assets
Schedule 2.2(p)     Excluded Assets

Schedule 2.6(a)         Assignable Contracts
Schedule 3.1        Jurisdictions
Schedule 3.3(b)        Leased Real Property
Schedule 3.5        Employees
Schedule 3.7         Insurance Policies
Schedule 3.9         Intellectual Property
Schedule 3.8         Litigation
Schedule 3.9         Employees and Employment Matters
Schedule 3.10        Consents
Schedule 3.13(b)    Liabilities
Schedule 3.14        Material Licenses
Schedule 3.17(a)    Customers
Schedule 3.17(b)    Suppliers
Schedule 5.4        Conduct of Business

v

EQUITY AND ASSET PURCHASE AGREEMENT
This EQUITY AND ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 23, 2023, by and among PLASTIQ INC., PLV INC., and NEARSIDE BUSINESS CORP., (“Sellers”) and PLASTIQ, POWERED BY PRIORITY, LLC, a Delaware limited liability company (together with its permitted successors, designees and assigns, “Buyer”). Sellers and Buyer are referred to collectively herein as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in Article I.
WHEREAS, Sellers and the Plastiq Subsidiaries (as defined below) presently conduct the business of operating a software platform for business to business payments automation that powers all aspects of accounts payable and accounts receivable operations for small to medium sized business (collectively, the “Business”);
WHEREAS, on or before May 24, 2023, Sellers intend to file voluntary petitions for relief (the “Chapter 11 Cases”) pursuant to Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”);
WHEREAS, Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to acquire and assume from Sellers, pursuant to sections 105, 363 and 365 of the Bankruptcy Code, the Purchased Assets, including the Equity Interests of Plastiq Canada, Inc., and the Assumed Liabilities upon the terms and subject to the conditions set forth herein;
WHEREAS, Sellers intend to seek the entry of the Sale Procedures Order by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) upon the terms and subject to the conditions set forth herein and in the Sale Procedures Order;
WHEREAS, Sellers intend to seek the entry of the Sale Order by the Bankruptcy Court approving this Agreement and authorizing Sellers to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth herein and in the Sale Order;
WHEREAS, concurrently with the execution of this Agreement, the Buyer will enter into an exchange agreement (the “Exchange Agreement”) with Blue Torch Finance LLC (“Blue Torch”), pursuant to which Buyer will issue Blue Torch up to 25,000 units of preferred equity in Buyer in exchange for Blue Torch’s release of any and all Liens, Claims and encumbrances on the Purchased Assets whether under the Secured Debt, the DIP Agreement or otherwise, following any payments received by Blue Torch upon entry of the Sales Order by the Bankruptcy Court and consummation of the Contemplated Transactions;
WHEREAS, the applicable governing body of each Seller has determined that it is advisable and in the best interests of their respective estates and the beneficiaries of such estates to consummate the Contemplated Transactions provided for herein pursuant to the Sale Procedures Order and the Sale Order and has approved this Agreement, subject to higher and better offers as contemplated by the Sale Procedures Order; and
WHEREAS, the Contemplated Transactions are subject to the approval of the Bankruptcy Court, subject to higher and better offers as contemplated by the Sale Procedures Order, and will be consummated only pursuant to the Sale Order to be entered by the Bankruptcy Court;
NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE I
DEFINITIONS.
“503(b)(9) Claims” means any claims against the Sellers under section 503(b)(9) of the Bankruptcy Code timely filed and served in accordance with the Bankruptcy Code.
“Accounts Receivable” means (a) all accounts, accounts receivable, contractual rights to payment, notes, notes receivable, negotiable instruments, chattel paper, and vendor and supplier rebates of Sellers in connection with the Business as conducted by the Sellers, and (b) any security interest, claim, remedy or other right related to any of the foregoing.
“Administrative Claim” means a Claim arising under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Alternate Transaction” means a transaction or series of related transactions pursuant to which Sellers (a) accept a Qualified Bid, other than that of Buyer, as the highest and best offer, which is approved by order of the Bankruptcy Court and consummated, or (b) sell, transfer, lease or otherwise dispose of, directly or indirectly, including through an asset sale, stock sale, merger, reorganization or other similar transaction (by Sellers or otherwise), including pursuant to a plan or refinancing, all or substantially all of the Purchased Assets in a transaction or series of transactions to a Person or Persons other than Buyer.
“Assignable Contracts” has the meaning set forth in Section 2.6(a).
“Assignment and Assumption Agreement” has the meaning set forth in Section 2.8(a)(ii).
“Assumed Contracts” means those Contracts that have been assumed by Sellers and assigned to Buyer pursuant to Section 2.6 and section 365 of the Bankruptcy Code. For the avoidance of doubt, “Assumed Contracts” shall not include (i) any Lease, (ii) any Non-Real Property Contract that is excluded and rejected pursuant to Section 2.6 or (iii) any Employee Benefit Plan.
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Assumed Permits” means all Permits relating to the Business that are transferable in accordance with their terms and under applicable Law, but excluding all Permits to the extent related to any Excluded Asset.
“Auction” means the auction for the sale and assignment of the Purchased Assets as specified in the Sale Procedures Order.
“Bankruptcy Code” has the meaning set forth in the recitals
“Bankruptcy Court” has the meaning set forth in the recitals.
“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.
“Bill of Sale” has the meaning set forth in Section 2.8(a)(i).

“Blue Torch” has the meaning set forth in the recitals.
“Breakup Fee” has the meaning set forth in Section 8.3.
“Business” has the meaning set forth in the recitals.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York shall be authorized or required by Law to close.
“Business IP” has the meaning set forth in Section 3.9(b).
“Buyer” has the meaning set forth in the preamble, provided, however, that (i) subject to the approval of Blue Torch, Buyer reserves the right to designate a different entity or entities owned by or under common control with Buyer, whether currently existing or yet to be formed, to acquire title to any Purchased Assets or assume the Assumed Liabilities in the Contemplated Transactions at anytime prior to Closing and (ii) in the event of any such designation Buyer shall remain liable for all obligations in respect of any such designee.
“Buyer Group” means Buyer, any Affiliate of Buyer and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, advisors, representatives, successors or permitted assigns.
“Buyer Releasees” has the meaning set forth in Section 2.10.
“Cash Payment” has the meaning set forth in Section 2.5.
“Chapter 11 Cases” has the meaning set forth in the recitals.
“Claim” means a “claim” as defined in section 101(5) of the Bankruptcy Code, whether arising before or after the Petition Date.
“Closing” has the meaning set forth in Section 2.7.
“Closing Date” has the meaning set forth in Section 2.7.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, section 4980B of the IRC, and any similar state Law.
“Colonnade” means Colonnade Acquisition Corp. II, a Cayman Islands exempted company limited by shares.
“Collective Bargaining Agreement” has the meaning set forth in Section 3.5(a).
“Committee” means any official committee of unsecured creditors appointed in the Chapter 11 Cases.
“Company” means, collectively, the Sellers and the Plastiq Subsidiaries.
“Confidential Information” means any data or information of the Sellers and the Plastiq Subsidiaries (including trade secrets, techniques, know-how, processes, equipment, algorithms, Seller Software, design details and specifications, financial information, customer lists, business forecasts, sales and marketing plans as well as all notes, analysis, reports, compilations, studies, interpretations, summaries or other documents) that are valuable to the operation of the Business and not generally known to the public or competitors.

“Consent” means any approval, consent, ratification, permission, clearance, designation, qualification, waiver or authorization, or an order of the Bankruptcy Court that deems or renders unnecessary the same.
“Contemplated Transactions” means the sale by Sellers to Buyer, and the purchase by Buyer from Sellers, of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities contemplated hereby.
“Contract” means any written or oral agreement, contract, lease, sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, sales order, sales agent agreement, supply agreement, development agreement, joint venture agreement, promotion agreement, license agreement, contribution agreement, partnership agreement or other arrangement, understanding, permission or commitment that, in each case, is legally binding.
“Contract Designation Period” has the meaning set forth in Section 2.6(g).
“COVID-19 Measures” means any action taken by any Seller directly in response to COVID-19, including any compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar applicable Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization.
“Cure Amounts” means all amounts that must be paid and all obligations that otherwise must be satisfied by the Buyer, pursuant to Sections 365 of the Bankruptcy Code, to cure all defaults, if any, in connection with the assumption and assignment of the Assumed Contracts to the Buyer as provided herein, unless such other amounts are otherwise agreed upon by the Buyer and the counterparty to such Assumed Contract or determined by the Bankruptcy Court.
“Cure Notice” has the meaning set forth in Section 5.3(l).
“Current Employees” means all individuals employed by Sellers as of the Closing Date, including those on short-term disability, approved leave of absence, paid or unpaid, or long-term disability with, in each case, the legal right to return to employment).
“Decree” means any judgment, decree, ruling, decision, opinion, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, judicial order, administrative order or any other order of any Governmental Entity.
“Deposit” has the meaning set forth in Section 2.10.
“Designation Right Contract” has the meaning set forth in Section 2.6(g).
“DIP Order” means, collectively: (a) the Interim DIP Order; (b) the Final DIP Order; and (c) any other supplemental, interim, or final order entered by the Bankruptcy Court in respect of the post-petition financing that is the subject of the Interim DIP Order and/or the Final DIP Order.
“DIP Agreement” means that certain Debtor-In-Possession Secured Promissory Note (including all exhibits and schedules attached thereto (including any budget)) to be entered into between the Sellers and the DIP Lender as of May 25, 2023.
“DIP Lender” means Blue Torch or its designee.
“Disclosure Schedule” has the meaning set forth in Article III.
“Disputed Amount Contract” has the meaning set forth in Section 2.6(h).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom equity, change in control, severance, medical and hospitalization, insurance, life, disability (short and long-term), salary continuation, sick pay, vacation, paid time off, welfare and fringe-benefit or other compensation or benefit plan, program, policy, agreement or arrangement of any kind, in each case, (i) that are for the benefit of or relating to any current or former directors, officers, managers, employees, consultants or other service providers of any Seller or any ERISA Affiliate, or any spouse, dependent or beneficiary thereof, or (ii) that are maintained, sponsored or contributed to or required to be contributed to, by any Seller or any ERISA Affiliate or in which any Seller or ERISA Affiliate participates or participated or (ii) under which Seller or any ERISA Affiliate has or may have any liability, contingent or otherwise, including without limitation as a result of any previously-terminated plan, program, policy, agreement or arrangement.
“Environmental Laws” all applicable Laws or Decrees of any Governmental Entity concerning pollution (or the cleanup thereof) or protection of the environment, human health, and natural resources.
“Environmental Permit” means any License or any other authorization, approval, registration or entitlement required by or issued pursuant to any Environmental Law.
“Equity Interest” means, if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or other securities.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business or other Person (whether or not incorporated) that, together with any Seller, would be deemed at any relevant time to be a “single employer” within the meaning of section 414 of the IRC or section 4001 of ERISA.
“Escrow Agent” means Truist Bank.
“Escrow Agreement” means that certain Escrow Agreement, to be entered into with the Escrow Agent, Buyer and Sellers on or around the date of this Agreement.
“Exchange Agreement” has the meaning set forth in the recitals.
“Exchange Agreement Terms” means the terms attached hereto as Exhibit A, describing the consideration provided in the Exchange Agreement.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Claims” means all rights (including rights of set-off and rights of recoupment), refunds, claims, counterclaims, demands, causes of action and rights to collect damages of Sellers against third parties to the extent related to any Excluded Asset or Excluded Liability.
“Excluded Contracts” has the meaning set forth in Section 2.6(c).
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Excluded Utility Deposits” means any utility deposits related exclusively to Excluded Assets.
“Expense Reimbursement” has the meaning set forth in Section 8.3.

“Final DIP Order” means the Bankruptcy Court’s Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, 503, and 507: (a) Authorizing the Debtors to Obtain Senior Secured Superpriority Postpetition Term Loan Financing; (b) Granting (i) Liens and Superpriority Administrative Expense Claims and (ii) Adequate Protection to Prepetition Term Loan Lenders; (c) Authorizing Use of Cash Collateral; (d) Modifying the Automatic Stay; and (e) Granting Related Relief, in form and substance reasonably acceptable to DIP Lender.
“Final Order” means an order entered by the Bankruptcy Court, the implementation, operation, or effect of which has not been stayed and as to which order (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing or writ of certiorari has expired and as to which no appeal or petition for review or rehearing or certiorari has been taken and is pending; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Code, may be filed relating to such order, shall not cause such order not to be a Final Order.
“Financial Statements” has the meaning set forth in Section 3.13.
“Financing Agreement” has the meaning set forth in the definition of Secured Debt below.
“Foreign Subsidiaries” means Plastiq Canada, Inc., a Canadian corporation formed under the laws of the Province of Ontario; Plastiq Canada EP Inc., a Canadian corporation formed under the laws of the Province of British Columbia; and Nearside Business Software Canada Inc., a Canadian corporation formed under the laws of British Columbia.
“Former Employees” means all individuals who have been employed at any time by the Sellers (or any of their predecessors) who are not Current Employees.
“Governmental Entity” means any United States federal, state or local or non-United States governmental or regulatory authority, agency, commission, court, body or other governmental entity.
“Hazardous Substance” means any material, substance, chemical, petroleum or petroleum-derived products, radon, radioactive materials or wastes, lead or lead-containing materials, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is defined as hazardous, acutely hazardous, or toxic under Environmental Laws, or that is a per- or polyfluoroalkyl substance.
“Inbound IP License” means each Contract pursuant to which the Sellers obtain any right or license to any Intellectual Property owned by a third party.
“Insurance Policy” has the meaning set forth in Section 3.7.
“Intellectual Property” means all intellectual property in any and all jurisdictions throughout the world (whether arising under statutory or common law), including, without limitation: (a) patents and patent applications, design rights, industrial design registrations and applications therefor, divisions, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, reexaminations, extensions and any provisional applications, and any foreign or international equivalent of any of the foregoing, (b) marks, trademarks (whether registered, unregistered or applied-for), service marks, trade names, trade dress, domain names, social media accounts, social media identifiers (such as a Twitter® handle), corporate legal entity names, brand names, logos, product names, slogans, URLs, web sites, works of authorship, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software and in databases, website content, moral rights and renewals in connection therewith, (d) rights of publicity (i.e., the right to commercially use the name, likeness, image, voice, or identity of individuals), and (e) trade secrets, algorithms, application programming interfaces, apparatus, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, network configurations and architectures, net lists, photomasks, processes, inventions (whether or not patentable), know-how, and rights in know-how or confidential and proprietary information, including rights in formulae, methods, techniques, processes, assembly procedures, software, software code (in any form, including source code and executable or object code), subroutines, test results, test vectors, user interfaces, protocols, schematics, specifications, drawings, prototypes, molds and models, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).
“Intellectual Property License” means each Inbound IP License and each Outbound IP License.
“Intellectual Property Assignments” has the meaning set forth in Section 2.8(a)(iii).
“Interim DIP Order” means the Bankruptcy Court’s Interim Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, 503, and 507: (a) Authorizing the Debtors to Obtain Senior Secured Superpriority Postpetition Term Loan Financing; (b) Granting (i) Liens and Superpriority Administrative Expense Claims and (ii) Adequate Protection to Prepetition Term Loan Lenders; (c) Authorizing Use of Cash Collateral; (d) Modifying the Automatic Stay; (e) Scheduling a Final Hearing; and (f) Granting Related Relief, in form and substance reasonably acceptable to the DIP Lender.
“IRC” means the United States Internal Revenue Code of 1986, as amended.
“IT Systems” has the meaning set forth in Section 3.9(l).
“Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, determination, decision, opinion or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Leased Real Property” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property of Sellers and Plastiq Subsidiaries which is used in the Business.
“Leases” means all leases, subleases, licenses, concessions and other Contracts, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, in each case pursuant to which any Seller holds any Leased Real Property.
“Letter Agreement” means that certain Side Letter Agreement to be entered into by and between Colonnade, Buyer and Priority Holdings, LLC a Delaware limited liability company and parent of Buyer.
“Letter Agreement Terms” means the terms attached hereto as Exhibit B, describing the consideration provided in the Letter Agreement
“Liability” means, as to any Person, any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred, or asserted or when the relevant events occurred or circumstances existed.
“Lien” means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in section 101(5) of the Bankruptcy Code), charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, rights of use, encroachments, judgments, rights of setoff, conditional sale or other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use.
“Litigation” means any action, cause of action, suit, claim, investigation, mediation, audit, grievance, demand, hearing or proceeding, whether civil, criminal, administrative or arbitral, whether at law or in equity and whether before any Governmental Entity or arbitrator.

“Malicious Code” has the meaning set forth in Section 3.9(k).
“Material Adverse Effect” means any change, event, effect, development, condition, circumstance or occurrence (when taken together with all other changes, events, effects, developments, conditions, circumstances or occurrences), that (a) is materially adverse to the financial condition or results of operations of the Purchased Assets (taken as a whole); provided, however, that no change, event, effect, development, condition, circumstance or occurrence related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) national or international business, economic, political or social conditions, including the engagement by the United States of America in hostilities, affecting (directly or indirectly) the industry in which the Business operates, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military, cyber or terrorist attack upon the United States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America, except to the extent that such change has a materially disproportionate adverse effect on the Business relative to the adverse effect that such changes have on other companies in the industry in which the Business operates; (ii) financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index), except to the extent that such change has a materially disproportionate adverse effect on the Business relative to the adverse effect that such changes have on other companies in the industry in which the Business operates; (iii) compliance with this Agreement or any Related Agreement, including the taking of any action required hereby or thereby or the failure to take any action that is not permitted hereby or thereby; (iv) any changes attributable to or arising from or relating to (A) the taking of any action permitted or contemplated by this Agreement or at the request of Buyer or its Affiliates, (B) the failure to take any action if such action is prohibited by this Agreement, or (C) the negotiation, announcement or pendency of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the business of the Company with employees, customers, lessors, suppliers, vendors or other commercial partners; (v) arising from or relating to any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof, including any matter set forth in the schedules hereto, (vi) arising from or relating to changes in Laws or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Entity, (vii) resulting from any act of God or other force majeure event (including natural disasters, disease, epidemics, pandemics (including COVID-19 and COVID-19 Measures) or famine); (viii) in the case of Sellers, the Plastiq Subsidiaries or the Business, (A) the failure to meet or exceed any projection or forecast, (B) changes in the business or operations of Sellers or any of their respective Affiliates (including changes in credit terms offered by suppliers or financing sources) resulting from the announcement, filing or pendency of the Chapter 11 Cases or Sellers’ and their respective Affiliates’ financial condition or Sellers’ and certain of their respective Affiliates’ status as debtors under Chapter 11 of the Bankruptcy Code or (C) changes in the business or operations of the Sellers or any of the respective Affiliates resulting from any reductions in workforce at the Sellers prior to the date of this Agreement; (ix) changes in Law or in GAAP or interpretations thereof; or (x) inaction by Sellers due to Buyer’s refusal to consent to a request for consent by Seller under Section 5.4 hereof; or (b) would reasonably be expected to prevent or materially delay the ability of Sellers to consummate the transactions contemplated by this Agreement or the Related Agreements on the terms set forth herein and therein.
“Material Customer” has the meaning set forth in Section 3.17(a).
“Material Supplier” has the meaning set forth in Section 3.17(b).
“Nearside Seller” means Nearside Business Corp.
“Non-Real Property Contracts” means the Contracts to which any Seller is a party other than the Leases.
“Online Accounts” has the meaning set forth in Section 2.1(k).

“Open Source License” shall mean any “free software” license, “software libre” license, “public” license, or open-source software license, including without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Apache license, the MIT license, the BSD and any BSD-like license, and any other license that meets the “Open Source Definition” promulgated by the Open Source Initiative.
“Open Source Software” shall mean any Software that is subject to the terms and conditions of an Open Source License.
“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or regulatory authority.
“Ordinary Course of Business” means the ordinary course of business of Sellers taken as a whole consistent with past custom and practice and taking into account the commencement of the Chapter 11 Cases.
“Outbound IP License” means each Contract pursuant to which the Sellers have granted to any Person any right or license to any Seller Intellectual Property
“Outside Date” has the meaning set forth in Section 8.1(c).
“Parent Seller” means Plastiq Inc.
“Parties” has the meaning set forth in the preamble.
“Payment Network” means MasterCard International, Inc., VISA U.S.A., Inc., VISA International, Inc., Discover, JCB, American Express, National Automated Clearing House Association, and any other card association, payment network, or similar entity.
“PCI-DSS” means the information security standards maintained by the PCI Security Standards Council and applicable to organizations that handle card payments and/or any payment or card holder information.
“Pension Plan” has the meaning set forth in Section 3.5(b).
“Permit” means any franchise, approval, permit, license, order, registration, certificate, variance, Consent, exemption or similar right issued, granted, given or otherwise obtained from or by any Governmental Entity, under the authority thereof or pursuant to any applicable Law.
“Permitted Liens” means (a) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; (b) with respect to leased or licensed personal property, the terms and conditions of the lease or license applicable thereto to the extent constituting an Assumed Contract; (c) mechanics liens and similar liens for labor, materials or supplies provided with respect to real property incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not material or which are being contested in good faith by appropriate proceedings; (d) with respect to real property, zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Business, except where any such violation would not, individually or in the aggregate, materially impair the use, operation or transfer of the affected property or the conduct of the Business thereon as it is currently being conducted; and (e) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair value or the use or occupancy of such real property or materially interfere with the operation of the Business at such real property.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including any Governmental Entity or any group or syndicate of any of the foregoing.
“Petition Date” means the date of the filing of the Chapter 11 Cases.
“PII” means all information (in any form, including paper, electronic and other forms) regarding or capable of being associated with an individual, consumer, household or device, including: (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual and (b) any other information that is considered “personally identifiable information,” “personal information,” “personal data,” and/or similar expressions under applicable Law.
“Plastiq Canada Equity Interests” means the Equity Interests of Plastiq Canada, Inc.
“Plastiq Subsidiary” or “Plastiq Subsidiaries” means, individually or collectively: (a) BPS Inc.; (b) P4B Inc.; (c) Plastiq Canada Inc.; (d) Plastiq Canada EP Inc.; (e) Nearside Business Software Canada Inc.; and (f) Hatch Funding I, LLC (the Plastiq Subsidiaries in clauses (e) and (f) together, the “Nearside Subsidiaries”).
“Privacy Laws” means all applicable Laws relating to: privacy, data security, or the processing, storage, use or transfer of PII (including applicable Laws of jurisdictions where PII was collected, to the extent applicable), data-breach notification, consumer protection, advertising requirements for website and mobile application privacy policies and practices, Social Security number protection, email, text message, or telephone communications, including, as applicable the Federal Trade Commission Act, the Telephone Consumer Protection Act, the CAN-SPAM Act, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act, the Gramm-Leach-Bliley Act and all other similar international, federal, state, provincial, and local laws, in each case as applicable.
“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period ending on the Closing Date.
“Post-Closing Tax Period” means (a) any Tax period ending after the Closing Date and (b) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period beginning on the Closing Date until such period end.
“Professional Services” means any legal services, accounting services, financial advisory services, investment banking services or any other professional services provided by the Sellers’ advisers obtained pursuant to any order of the Bankruptcy Court.
“Purchase Price” has the meaning set forth in Section 2.5.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchased Business Information” means all books, financial information and other information, customer lists and customer contact information, mailing lists, correspondence, correspondence (in any format, including emails) with customers, research and development reports, records, files, ledgers, documentation, instruments, research, papers, data, advertising, promotion and marketing materials and information, sales or technical literature or similar information, in any format, that, in each case, is in the possession or control of any Seller; provided, that, if for any reason Buyer is prohibited from obtaining possession of any of the foregoing, Buyer shall have the right to make copies of such Purchased Business Information unless prohibited by applicable Law.

“Purchased Avoidance Actions” means all causes of action, lawsuits, claims, rights of recovery and other similar rights of any Seller, including avoidance claims or causes of action under Chapter 5 of the Bankruptcy Code relating to the Business and the Purchased Assets.
“Qualified Bid” means competing bids qualified for the Auction in accordance with the Sale Procedures Order.
“Records” means the books, records, information, ledgers, files, invoices, documents, work papers, correspondence, lists (including customer lists, supplier lists and mailing lists), plans (whether written, electronic or in any other medium), drawings, designs, specifications, creative materials, advertising and promotional materials, marketing plans, studies, reports, data and similar materials related to the Business.
“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or domain name registrar.
“Registered IP” has the meaning set forth in Section 3.9(a).
“Related Agreements” means the Bill of Sale, the Assignment and Assumption Agreement and the Intellectual Property Assignments and any other instruments of transfer and conveyance as may be required under applicable Law to convey valid title of the Purchased Assets to Buyer.
“Representative” of a Person means such Person’s Subsidiaries and the officers, directors, managers, employees, advisors, representatives (including its legal counsel and its accountants) and agents of such Person or its Subsidiaries.
“Review Documents” has the meaning set forth in Section 3.20(a).
“Sale Hearing” means the hearing conducted in the Bankruptcy Court to seek approval of the Sale Motion and the Contemplated Transactions.
“Sale Motion” means a combined motion filed by the Sellers with the Bankruptcy Court in connection with the Chapter 11 Cases requesting the entry of the Sale Order.
“Sale Order” has the meaning set forth in Section 5.3(b)(ii).
“Sale Order Deadline” means July 24, 2023.
“Sale Procedures Motion” means a combined motion filed by the Sellers with the Bankruptcy Court in connection with the Chapter 11 Cases requesting the entry of the Sale Procedures Order.
“Sale Procedures Order” has the meaning set forth in Section 5.3(b)(i).
“Sale Procedures Order Deadline” means June 16, 2023.
“Secured Debt” means the senior secured debt of one or more of the Sellers owing to Blue Torch pursuant to that certain Financing Agreement, dated November 14, 2022 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Financing Agreement”), by and among Plastiq and each of its Subsidiaries listed as “Borrowers” and/or “Guarantors” thereunder, the lenders from time to time party thereto and Blue Torch, as Collateral Agent for the lenders and Administrative Agent.
“Seller” or “Sellers” means, individually or collectively: (a) Plastiq Inc. (“Parent Seller”); (b) PLV Inc.; and (c) Nearside Business Corp. (“Nearside Seller”).

“Seller Intellectual Property” means all Intellectual Property owned or purported to be owned by, or developed by or on behalf of, any Seller or Plastiq Subsidiary, including all Seller Software
“Seller Software” means all Software owned or purported to be owned by, or developed by or on behalf of any Seller or Plastiq Subsidiary, including all Software subject to an Outbound IP License.
“Seller Subsidiaries” has the meaning set forth in the preamble.
“Sellers’ Knowledge” (or words of similar import) means the actual knowledge of Eliot Buchanan, Stoyan Kenderov, Yi Sun and Noah Goldberg after each such individual has made reasonable inquiries with respect to relevant subject matters.
“Software” means all computer programs (including all software implementations of algorithms, models and methodologies, firmware, software design and maintenance tools and all object codes, source codes, versions, releases updates, upgrades, modifications, enhancements, improvements and derivations of the foregoing), databases and compilations, including all data and collections of data, technology supporting the foregoing, and all documentation, including user manuals and training materials, relating to any of the foregoing.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions with respect to such corporation) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director, managing member, or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Subsidiary Assets” has the meaning set forth in Section 3.4.
“Subsidiary Contract” has the meaning set forth in Section 3.11(b).
“Tax” or “Taxes” means any United States federal, state or local or non-United States income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar), social services, national insurance, , unemployment, real property, personal property, ad valorem, sales, use, liquor, cigarette, transfer, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether or not disputed.
“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Taxes.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transfer Tax” has the meaning set forth in Section 6.6.
“Transferred Employee” has the meaning set forth in Section 6.4(a).

“Treasury Regulations” means the income Tax Treasury regulations, including temporary regulations, promulgated under the IRC.
“Wind Down Cash” means the cash received from the DIP Lender pursuant to the DIP Agreement to satisfy any and all administrative claims incurred through the Closing Date and to fund the wind-down of the Sellers’ estates and the closure of the Chapter 11 Cases and defined in the DIP Order and DIP Agreement as the Wind Down Cash in the amount of $1,000,000.
ARTICLE II
PURCHASE AND SALE
Section 1.1Purchase and Sale of Purchased Assets. Except as expressly provided for in this Agreement, pursuant to sections 105, 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase, acquire and accept from Sellers, on an “as is, where is” basis and without any representation or warranty on the part of Sellers as to fitness, merchantability or otherwise, and Sellers shall sell, transfer, assign, convey and deliver to Buyer, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens and any Liens relating to or included in the Assumed Liabilities), for the consideration specified in Section 2.5. “Purchased Assets” shall mean all of the, direct or indirect, right, title and interest of Sellers in and to the tangible and intangible assets, properties, rights, claims and Contracts used, useful, or held for use in, or related to, the Business (but excluding Excluded Assets) as of the Closing, including:
(a)subject to the right of Sellers to retain copies, all Purchased Business Information in the possession or reasonable control of any Seller and whether in hard or electronic format;
(b)all Accounts Receivable of Sellers as of the Closing related to or associated with in any way the Purchased Assets (including, without limitation, any right of any Seller to recover any amount under an agreement with any third party (regardless of whether such agreement constitutes an Assumed Contract);
(c) all prepaid expenses of Sellers relating to any of the Purchased Assets;
(d)without duplication, all deposits (including, without limitation, deposits in transit, but excluding any retainers held by advisors to the Sellers, any professional fee escrow established pursuant to the DIP Order and deposits that constitute Excluded Utility Deposits) and other prepaid charges and expenses, credits, advance payments, charges and fees of Sellers that relate to the Purchased Assets;
(e)all computers and related equipment, servers, machinery, furniture, supplies and other tangible personal property (wherever located, whether held at any location or facility of any Seller, including its Foreign Subsidiaries) (including rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);
(f)all Assumed Contracts that have been assumed by and assigned to Buyer pursuant to Section 2.6;
(g)all Seller Intellectual Property;
(h)Plastiq Canada Equity Interests
(i)all Records (provided that Sellers are entitled to retain copies of all Records and Buyer will make all such Records available to Sellers upon reasonable request and at no charge), but excluding (i) personnel files for Current Employees and Former Employees after the Closing Date and (ii) any materials exclusively related to any Excluded Assets and copies of all information relating solely to the Taxes and Tax Returns of the Business or the Purchased Assets in the possession of Sellers;

(j)all subscriber and customer data, information, analysis and modelling derived from any customer and other similar information including personal information (such as name, address, telephone number, e-mail address, website and any other database information), customer consents and opt-in/opt-outs, product hierarchy, segmentation (life cycle), customer lifetime value, predictive modeling scores and models used, offers, coupons and discount information and data, and customer purchase and transaction history at a transaction level (including dollar amounts, dates, and items purchased, but excluding from the foregoing any personally identifiable information (“PII”) to the extent prohibited by Law for transfer hereunder) relating to customers of, or collected through or used in the operation of (i) the Business, and (ii) any customer lists;
(k)to the extent transferrable, the registrations and rights to any social media, e-commerce and other online, mobile or digital accounts and handles of Sellers (the “Online Accounts”), together with all content stored thereon; provided, that, to the extent transfer is not permissible, the Parties shall enter into such alternative arrangement so as to allow Buyer to access, control and use such Online Accounts (including in connection with any commercial or marketing activities conducted therewith) to the extent administratively feasible;
(l)all goodwill associated with the Business or the Purchased Assets, including all goodwill associated with the Intellectual Property owned by Sellers and all rights under any non-disclosure and confidentiality, noncompete, or nonsolicitation agreements with current or former employees, directors, officers, managers, consultants or other service providers of any Seller or with third parties for the benefit of any Seller, in each case to the extent relating to the Business, the Purchased Assets and/or the Assumed Liabilities (or any portion thereof);
(m)all of the Assumed Permits or all of the rights and benefits accruing under any Permits relating to the Business to the extent transferrable and held by Sellers;
(n)the amount of, and all rights to any, insurance proceeds received by any of Sellers after the date hereof in respect of (i) the loss, destruction or condemnation of any Purchased Assets occurring prior to, on or after the Closing or (ii) any Assumed Liabilities;
(o)except for the Wind Down Cash and any cash received in connection with any of the other Excluded Assets (including any Tax refund), all cash, cash equivalents, bank deposits and similar cash items of Sellers to the extent such amounts exceed the amount of Sellers’ operational expenses, accrued or incurred between the Petition Date and the Closing Date, that remain unpaid following the Closing Date) (such amounts that exceed the amount of such accrued or incurred operating expenses, the “Excess Cash”);
(p)all other rights, demands, claims, credits, allowances, rebates or other refunds (excluding any vendor or supplier rebates) and rights in respect of promotional allowances or rights of setoff and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent), other than against Sellers, arising out of or relating to the Purchased Assets or Assumed Liabilities;
(q)except for the Excluded Claims, all causes of action, lawsuits, judgments, claims, refunds, rights of recovery, rights of set-off, recoupment, counterclaims, defenses, demands, warranty claims, rights to indemnification, contribution, advancement of expenses or reimbursement, or similar rights of any Seller (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, now existing or hereafter acquired, contingent or noncontingent), including, without limitation, the Purchased Avoidance Actions;
(r)all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and any other Person to the extent relating to equipment purchased, products sold, or services provided, to Sellers or to the extent affecting any Purchased Assets and/or Assumed Liabilities;

(s)all of the Sellers’ telephone numbers, fax numbers, e-mail addresses, websites, URLs and internet domain names related to the Business;
(t)the assets listed on Schedule 2.1(t); and
(u)all other assets that are related to, used in or which could be used in connection with the Purchased Assets or the Business (but excluding all of the Excluded Assets).
Section 1.2Excluded Assets. Notwithstanding Section 2.1, Buyer expressly understands and agrees that Buyer is not purchasing or acquiring, and Seller is not selling or assigning, any of the following assets, properties and rights of Sellers (the “Excluded Assets”):
(a)The Wind Down Cash and any cash received in connection with any of the other Excluded Assets, including any Tax refund;
(b)all bank accounts of Sellers;
(c)all deposits with American Express or deposits that constitute Excluded Utility Deposits;
(d)all of Sellers’ certificates of formation or certificates of incorporation and other organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, unit certificates and other documents relating to the organization, maintenance and existence of any Seller as a limited liability company, corporation or other entity;
(e)all equity securities of any Seller or securities convertible into, exchangeable, or exercisable for any such equity securities and all net operating losses of any Seller;
(f)all Leases (and related Leased Real Property) and Contracts, in each case, other than the Assumed Contracts;
(g)the Excluded Claims;
(h)any loans or notes payable to any Seller or any of its Affiliates from any employee of any Seller or any of its Affiliates (other than Ordinary Course of Business employee advances and other than loans or notes from any Transferred Employees);
(i)any (1) Records containing confidential personal private information including confidential personnel and medical Records pertaining to any Current Employees or Former Employees to the extent the disclosure of such information to Buyer is prohibited by applicable Law, (2) other Records that Sellers are required by Law to retain and (3) any Records or other documents relating to the Chapter 11 Cases that are protected by the attorney-client privilege; provided that Buyer shall have the right to make copies of any portions of such retained Records (other than the Records referenced in subsection (3)) to the extent that such portions relate to the Business or any Purchased Asset;
(j)all Permits other than the Assumed Permits;
(k)all directors’ and officers’ liability insurance policies, including any tail insurance policies, and all rights of any nature with respect to any such insurance policies, including any recoveries thereunder and any rights to assess claims seeking any such recoveries;
(l)except as provided in Section 2.3(c), all assets, rights and claims arising from or with respect to Taxes of any Seller, including all rights arising from any refunds due from federal, state and/or local Governmental Entities with respect to Taxes paid by Sellers, all deferred tax assets, Tax deposits, Tax prepayments and estimated Tax payments, in each case for Taxes owed the Sellers for periods ending on or prior to the Closing Date;
(m)all Insurance Policies and any prepaid premiums with respect thereto;
(n)any assets expressly excluded from Purchased Assets pursuant to Section 2.1;
(o)all Employee Benefit Plans and trusts, Insurance Policies, rights and other assets set aside and specifically reserved solely to fund benefits payable under the applicable Employee Benefit Plan;
(p)the assets listed on Schedule 2.2(p); and
(q)the rights of Sellers under this Agreement and the Related Agreements and all cash and non-cash consideration payable or deliverable to Sellers under this Agreement.
Section 1.3Assumption of Assumed Liabilities. On the terms and subject to the conditions of this Agreement, at the Closing (or, with respect to Assumed Liabilities under Assumed Contracts or Assumed Permits that are assumed by Buyer after the Closing, such later date of assumption as provided in Sections 2.6), Buyer shall assume from Sellers (and from and after the Closing pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and Sellers shall irrevocably convey, transfer, and assign to Buyer, the following Liabilities, without duplication and only to the extent not paid prior to the Closing and no other Liabilities (collectively, the “Assumed Liabilities”):
(a)the Cure Amounts under any and all Assumed Contracts;
(b)Liabilities under the Assumed Contracts and the Assumed Permits from and after the Closing Date;
(c)all accrued and unpaid payroll, accrued and unused vacation, and accrued and unpaid payroll Taxes, in each case, as of the Closing Date (and not paid by Sellers prior thereto) for all Transferred Employees; provided, however, that the Assumed Liabilities shall not include any unpaid payroll or payroll Taxes which accrued prior to the Petition Date;
(d)all Transfer Taxes in accordance with Section 6.6; and
(e)any and all personal property Taxes with respect to the Purchased Assets to the extent that they are not otherwise satisfied under DIP Agreement.
Section 1.4Excluded Liabilities. Notwithstanding anything herein to the contrary, the Parties expressly acknowledge and agree that Buyer shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of Sellers, whether existing on the Closing Date or arising thereafter, other than the Assumed Liabilities (all such Liabilities that Buyer is not assuming being referred to collectively as the “Excluded Liabilities”). For avoidance of doubt, Excluded Liabilities include but are not limited to (i) any liabilities or obligations under the Employee Benefit Plans, whether arising prior to, on or after the Closing Date, (ii) any Liabilities and obligations relating to any current or former directors, officers, managers, employees, consultants or other service providers of any Seller or any ERISA Affiliate, with respect to their employment or other service and/or termination of employment or other service with any Seller or any ERISA Affiliate, or any spouse, dependent or beneficiary thereof, including, without limitation, any liability or obligation under any Employee Benefit Plan or any other employee benefit plans, programs or arrangements with respect to which any Seller or ERISA Affiliate has or may have any liability, contingent or otherwise, any Liabilities arising prior to the Closing Date for vacation pay, sick pay, holiday pay, paid time off, wages, salary, bonuses, retention, severance or other payments or Liabilities of any kind to any current or former directors, officers, managers, employees, consultants or other service providers of any Seller or any ERISA Affiliate or any contributions, remittances, premiums, or other amounts to be made to or payable with respect to any Employee Benefit Plan) and any liability under any employment agreement, offer letter, consulting agreement or similar agreement between any Seller or any ERISA Affiliate and any current or former directors, officers, managers, employees, consultants or other service providers of any Seller or ERISA Affiliate, including, without limitation, amounts set forth on Schedules 3.5(b)(i) and 3.5(b)(iii); (iii) any Liabilities arising out of any “mass layoff” or “plant closing” by the Sellers as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar state or local legislation; and (iv) all Liabilities (other than Liabilities attributable to Transfer Taxes and Taxes with respect to the Purchased Assets and the Assumed Liabilities for any Post-Closing Tax Period allocable to the Buyer) of any Seller attributable to: (A) Taxes owed by any Seller; (B) Taxes of any Seller with respect to the Purchased Assets, the Assumed Liabilities for any Pre-Closing Tax period allocable to such Seller; and (C) Taxes of any Seller payable by reason of any Tax allocation, sharing or similar agreement of any Seller or any of its predecessors in interest.
Section 1.5Consideration. As consideration for the sale and transfer of the Purchased Assets, in addition to the assumption by Buyer of the Assumed Liabilities, Buyer shall:
(a)make a cash payment to Sellers equal to $27.5 million (the “Cash Payment);
(b) pay Blue Torch the consideration as described in the Exchange Agreement Terms attached hereto as Exhibit A, in accordance with the terms and conditions of the Exchange Agreement; and
(c)pay Colonnade the consideration as described in the Letter Agreement Terms attached hereto as Exhibit B, in accordance with the terms and conditions of the Letter Agreement.
The consideration described in this Section 2.5 is collectively referred to herein as the “Purchase Price.”
Section 1.6Assumption and Assignment of Contracts.
(a)Schedule 2.6(a) is a list of all material Contracts of the Sellers that are capable of assumption and assignment pursuant to Section 365 of the Bankruptcy Code (the “Assignable Contracts”). At the Sale Hearing (notice of which shall be properly and timely served on all non-Sellers counterparties to Assignable Contracts by the Sellers), the Sellers shall seek authority to assume and assign to the Buyer those Assignable Contracts that are, or that become (pursuant to the procedures set forth in Section 2.6(f) below), Assumed Contracts.
(b)Subject to Section 2.6(g), the Assumed Contracts shall be assumed by the Sellers and assigned to the Buyer at the Closing pursuant to an order of the Bankruptcy Court pursuant to Section 365 of the Bankruptcy Code.
(c)Schedule 2.6(a) sets forth those Contracts that the Buyer has determined shall not be assigned and assumed to it, which shall be designated as “Excluded Contracts” (the “Excluded Contracts”). Notwithstanding anything in this Agreement to the contrary, the Buyer shall not be liable for any Liabilities in respect of any Contract from and after the time of its designation as an Excluded Contract, and any Liabilities arising under, relating to, or in connection with such Excluded Contract shall be deemed Excluded Liabilities for all purposes under this Agreement.
(d)At the Closing (subject to Section 2.6(g)), Buyer shall pay any Cure Amounts due in connection with the assumption and assignment of the Assumed Contracts as set forth in the Sale Order for which all necessary Consents required by the Bankruptcy Code to transfer have been obtained, and the Buyer will assume and agree to perform and discharge the Assumed Liabilities under the Assumed Contracts or, such other additional or fewer Assumed Contracts as otherwise agreed by the Parties at the time of the Closing.
(e)Notwithstanding the foregoing, a Contract shall not be an Assumed Contract hereunder and shall not be assigned to, or assumed by, Buyer to the extent that such Contract (i) is rejected by a Seller or terminated by a Seller in accordance with the terms hereof or by the other party thereto, or terminates or expires by its terms, on or prior to the Closing and is not continued or otherwise extended upon assumption, or (ii) constitutes an Employee Benefit Plan or an Insurance Policy. In addition, a Permit shall not be assigned to, or assumed by, Buyer to the extent that such Permit requires a Consent of any Governmental Entity or other third party (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Buyer of Sellers’ rights under such Permit, and no such Consent has been obtained prior to the Closing. If any such Consent shall not be obtained, or if any attempted assignment of such Contract or Permit would be ineffective or would impair Buyer’s rights under the such Contract or Permit in question so that Buyer would not in effect acquire the benefit of such rights, such Seller, to the maximum extent permitted by Law and the applicable Contract or Permit (and subject to any approval of the Bankruptcy Court that may be required), at Buyer’s sole cost and expense, and for a period not to exceed the Contract Designation Period, shall act as Buyer’s agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the applicable Contract or Permit, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer; provided, however, that (i) Sellers shall not incur any costs associated with the obligations hereunder (including with respect to the Cure Amounts) and (ii) Sellers’ obligations hereunder shall only continue until the Chapter 11 Cases are closed or dismissed. Buyer shall reasonably cooperate with Sellers in order to enable Sellers to provide to Buyer the benefits contemplated by this Section 2.6(e).
(f)From the date hereof until the expiration of the Contract Designation Period, the Sellers shall not seek Bankruptcy Court approval to reject any Assignable Contract unless and until such Assignable Contract is designated by the Buyer as an Excluded Contract or unless otherwise agreed to in writing by the Buyer. Additionally, the Sellers shall file with the Bankruptcy Court such motions or pleadings as may be appropriate or otherwise as may be reasonably requested by the Buyer to preserve the Sellers’ right or ability to assume and assign any of the Assignable Contracts (including pursuant to Section 365(d)(4) of the Bankruptcy Code) until the expiration of the Contract Designation Period.
(g)Any Assignable Contract not designated by the Buyer as either an Assumed Contract or an Excluded Contract as of Closing shall constitute a “Designation Right Contract”. From and after the Closing Date until the date that is the earlier of (i) the entry of an order by the Bankruptcy Court dismissing the Chapter 11 Cases, converting the Chapter 11 Cases to a Chapter 7 of the Bankruptcy Code, or confirming a Chapter 11 plan of the Sellers, and (ii) seventy-five (75) days following the Closing Date (the “Contract Designation Period”), the Buyer shall have the right, by providing the Sellers with written notice, to amend Schedule 2.6(a) to designate any Designation Right Contract as (i) an Assumed Contract, or (ii) an Excluded Contract. Upon receipt of notice of the Buyer’s designation of a Designation Right Contract as an Assumed Contract in accordance with this Section 2.6(g) the Sellers shall promptly provide notice to the applicable non-Seller counterparty of such designation. Notwithstanding anything herein to the contrary, the Buyer shall pay and be solely responsible for all amounts that accrue and become due and owing under any Designation Right Contract from and after the Closing Date through the earlier to occur of (A) the expiration of the Contract Designation Period and (B) the date that is two (2) Business Days after written notice from the Buyer designating such Designation Right Contract as an Excluded Contract in accordance with this Section 2.6(g). Notwithstanding anything in this Agreement to the contrary, on the date any Designation Right Contract is designated an Assumed Contract pursuant to this Section 2.6(g), such Contract shall be deemed an Assumed Contract for all purposes under this Agreement and no further consideration shall be required to be paid by the Buyer for such Contract. Sellers shall cooperate in all respects with Buyer to provide a license or other means necessary to access any contract rights under any Designation Right Contract.
(h)If any Contract requires the payment of Cure Amounts in order to be assumed pursuant to Section 365 of the Bankruptcy Code, and such Cure Amounts are undetermined on the Closing Date because a non-Seller counterparty to such Contract proposed Cure Amounts in an amount that is different than the amount of Cure Amounts proposed by the Sellers and such difference will not be resolved prior to the Closing Date (each such Contract, a “Disputed Amount Contract”), then the Sellers shall provide the Buyer, not less than three (3) days prior to the Closing Date, with a schedule that lists each such Disputed Amount Contract and the amount of Cure Amounts that has been proposed by each such non-Seller counterparty; provided that the Sellers shall agree to any Cure Amounts for any Contract irrevocably designated by the Buyer in writing as an Assumed Contract if instructed to do so by the Buyer. If the Sellers, with the Consent of the Buyer, and the non-Seller counterparty with respect to any Disputed Amount Contract, are unable to agree on Cure Amounts for such Disputed Amount Contract within five (5) Business Days following the Closing Date, solely upon the Buyer’s written request, the Sellers shall, at the expense of the Buyer, seek to have the amount of Cure Amounts related to such Disputed Amount Contract determined by the Bankruptcy Court by the date that is no later than the end of the Contract Designation Period. Upon final determination of such Cure Amounts, the Buyer may elect to redesignate such Assumed Contract as an Excluded Contract. If such Assumed Contract is not so redesignated, (i) the applicable Sellers shall promptly take such steps as are reasonably necessary, including, if applicable, promptly on delivery of no less than five (5) Business Days’ notice to the non-Seller counterparty to such Contract, to cause such Contract to be assumed by the applicable Seller and assigned to the Buyer, including by executing and delivering to the Buyer an Assignment and Assumption Agreement with respect to such Assumed Contract, and (ii) the Buyer shall pay the Cure Amounts with respect to such Assumed Contract either (A) concurrently with the Sellers’ assumption and assignment thereof to the Buyer or (B) as agreed in writing by the Buyer and the applicable counterparty to such Assumed Contract, and execute and deliver to the applicable Sellers an Assignment and Assumption agreement with respect to such Assumed Contract. Notwithstanding the foregoing, if, following the Closing, it is discovered that a Contract that should have been listed on Schedule 2.6(a) was not so listed, the Sellers shall, to the extent the Sellers are still debtors-in-possession in the Chapter 11 Cases, promptly following the discovery thereof, notify the Buyer in writing of any such Contract and the Sellers’ good faith estimate of the amount of Cure Amounts applicable to each such Contract (and if no Cure Amount is estimated to be applicable with respect to any such Contract, the amount of such Cure Amount shall be designated for such Contract as “$0.00”), and upon the Buyer’s request, take all actions reasonably required to assume and assign to the Buyer such Contract, provided that the Buyer pay the applicable Cure Amount.
(i)The Parties agree and acknowledge that the covenants set forth in this Section 2.6 shall survive the Closing.
Section 1.7Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of counterpart signature pages commencing at 10:00 a.m. local time on the date (the “Closing Date”) that is the first Business Day after the date on which all conditions to the obligations of Sellers and Buyer to consummate the Contemplated Transactions set forth in Article VII (other than conditions with respect to actions Sellers or Buyer will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or at such other time or on such other date as shall be mutually agreed upon by Sellers and Buyer prior thereto. The Closing shall be deemed to have occurred at 12:01 a.m. (prevailing Eastern Time) on the Closing Date.
Section 1.8Deliveries at Closing.
(a)At the Closing, Sellers shall deliver to Buyer the following documents and other items, duly executed by Sellers, as applicable:
i.one or more Bills of Sale substantially in the form of Exhibit C attached hereto (“Bill of Sale”);
ii.one or more Assignment and Assumption Agreements substantially in the form of Exhibit D attached hereto (“Assignment and Assumption Agreement”);
iii.instruments of assignment substantially in the form of Exhibit E attached hereto for each registered patent, registered copyright and registered trademark,

transferred or assigned hereby and for each pending application therefor (collectively, the “Intellectual Property Assignments”);
iv.all assignments, endorsements, membership interest powers and other instruments of transfer necessary to transfer the applicable Sellers’ entire interest, legal and beneficial, in the Plastiq Canada Equity Interests owned by such Seller;
v.any other Related Agreements required to be executed by Sellers;
vi.a copy of the Sale Order;
vii.the certificate described in Section 7.1(j);
viii.a joint written instruction to the Escrow Agent to deliver the Deposit to Parent Seller; and
ix.such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer and assumption of Assumed Liabilities by Buyer.
(b)At the Closing, Buyer shall deliver to Sellers the following documents, cash amounts and other items, duly executed by Buyer, as applicable:
i.the Cash Payment less the Deposit, by wire transfer of immediately available funds to such bank account as shall be designated in writing by the applicable party to (or for the benefit of) whom such payment is to be made at least two (2) Business Days prior to the date such payment is to be made;
ii.a joint written instruction to the Escrow Agent to deliver the Deposit to Parent Seller;
iii.the Bills of Sale;
iv.the Assignment and Assumption Agreement(s);
v.the Intellectual Property Assignments;
vi.all assignments, endorsements, membership interest powers and other instruments of transfer necessary to transfer the applicable Sellers’ entire interest, legal and beneficial, in the Plastiq Canada Equity Interests owned by such Seller;
vii.any other Related Agreements required to be executed by Buyer;
viii.the certificate described in Section 7.2(e); and
ix.such other bills of sale, assignments and other instruments of transfer or conveyance as Sellers may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer and assumption of Assumed Liabilities by Buyer.
Section 1.9Allocation. No later than forty-five (45) days after Closing or within a reasonable time thereafter as agreed by Sellers and Buyer, Buyer shall prepare and deliver to Sellers a proposed allocation of the Purchase Price (plus the Assumed Liabilities and any other Liabilities deemed assumed by the Buyer for U.S. federal income Tax purposes) among the Purchased Assets which shall be prepared in a manner consistent with section 1060 of the IRC (the “Proposed Allocation Schedule”). After receipt of the Proposed Allocation Schedule from Buyer, the Sellers shall have fifteen (15) days to review the Proposed Allocation Schedule. The Proposed Allocation Schedule will be considered final and binding on the Parties unless Sellers communicate to Buyer objections to the Proposed Allocation Schedule (an “Allocation Dispute Notice”). Sellers and Buyer shall, within ten (10) days (or such longer period as Sellers and Buyer may agree in writing) following delivery of an Allocation Dispute Notice (the “Allocation Resolution Period”), attempt in good faith to resolve their differences and prepare a final allocation schedule that is acceptable to both Sellers and Buyer. If Sellers and Buyer are unable to completely resolve any such differences within such ten (10) day period, then each of Sellers and Buyer shall be permitted to file their respective Tax Returns (including amended returns and claims for refund) and information reports (including on IRS Form 8594 or in any audit or other examination or proceeding relating to Taxes) in a manner that is inconsistent with the other Party, taking into account the unresolved differences with respect to the Proposed Allocation Schedule.
Section 1.10Earnest Money Deposit. Within two (2) Business Days as of the date of this Agreement, Buyer will make an earnest money deposit in the amount of $5,200,000 (the “Deposit”) to the Escrow Agent pursuant to the terms of the Escrow Agreement. If the Closing occurs, the Deposit shall be applied against payment of the Purchase Price on the Closing Date. If this Agreement is terminated pursuant Sections 8.1(a)-(e) or Sections 8.1(h)-(l) hereof, or in the event that any Person other than Buyer purchases all or any material portion of the Purchased Assets, then the Deposit shall be returned to Buyer promptly, and in no event later than two (2) Business Days after such termination, and the Parties agree that they will promptly execute joint written instructions to the Escrow Agent pursuant to the Escrow Agreement to effect such return of the Deposit. If this Agreement shall be terminated by the Sellers pursuant to Section 8.1(f) or (g) hereof, then Plastiq shall retain the Deposit, and the parties agree that they will promptly execute joint written instructions to the Escrow Agent pursuant to the Escrow Agreement to effect such retention of the Deposit. The Parties agree that the Sellers’ right to retain the Deposit, as set forth herein, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Sellers for their respective efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the Parties agree that if this Agreement is terminated under circumstances in which Sellers are entitled to the Deposit, except in the case of fraud, the delivery of the Deposit is the sole and exclusive remedy available to Sellers with respect to this Agreement and the Contemplated Transactions, and, upon delivery of the Deposit, none of the Buyer or any of its former, current or future equity holders, directors, officers, Affiliates, agents or Representatives (collectively, the “Buyer Releasees”) shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.
Section 1.11Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of Tax law. In the event Buyer determines that Buyer is required to deduct and withhold and pay Taxes, Buyer shall notify the Seller of such requirement and the basis for such requirement at least five (5) days prior to any deduction and withholding. Buyer and Seller shall cooperate, as reasonably requested by the Seller to reduce the amount of deduction and withholding Taxes imposed in respect of the payment of the Purchase Price. To the extent that amounts are so withheld or deducted by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer.
ARTICLE III
SELLERS’ REPRESENTATIONS AND WARRANTIES
Sellers hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date that, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”), the statements contained in this Article III are true and correct.

Section 1.1Organization. The Sellers and Plastiq Subsidiaries are either corporations or limited liability companies duly incorporated or organized and validly existing under the Laws of the jurisdiction of organization set forth in Schedule 3.1 and have all requisite power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted.
Section 1.2Authorization. Subject to the entry of the Sale Order in the Chapter 11 Cases, the Sellers (and, if applicable, the Plastiq Subsidiaries) have full corporate or limited liability company power and authority to execute and deliver this Agreement and Related Agreements and to perform their obligations hereunder and thereunder and to consummate the Contemplated Transactions. Subject to the entry of the Sale Order in the Chapter 11 Cases, the execution and delivery of this Agreement and the Related Agreements by the Sellers and the performance by the Sellers (and, if applicable, the Plastiq Subsidiaries) of their obligations hereunder and thereunder and the consummation of the Contemplated Transactions provided for herein and therein have been duly and validly authorized by all necessary corporate or similar action on the part of the Sellers (and, if applicable, the Plastiq Subsidiaries). Subject to the entry of the Sale Order in the Chapter 11 Cases, the respective governing bodies of the Sellers (and, if necessary, the Plastiq Subsidiaries) have approved the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Contemplated Transactions. This Agreement has been, and the Related Agreements will be as of the Closing Date, duly executed and delivered by the Sellers (and, if applicable, the Plastiq Subsidiaries) and do or will, as the case may be, constitute (subject to the entry of the Sale Order in the Chapter 11 Cases) the valid and binding agreements of the Sellers (and, if applicable, the Plastiq Subsidiaries), enforceable against the Sellers (and, if applicable, the Plastiq Subsidiaries) in accordance with their respective terms (assuming that this Agreement constitutes a valid and legally binding obligation of the Buyer).
Section 1.3Real Property.
(a)No Seller or Plastiq Subsidiary owns, or has ever owned, any real property.
(b)Schedule3.3(b) sets forth an accurate and complete list of all Leased Real Property leased by the Sellers and Plastiq Subsidiaries. The Sellers have made available true and complete copies of all Leases to the Buyer. Other than as a result of the Chapter 11 Cases, the neither the Sellers nor the Plastiq Subsidiaries are in breach of any term or in “default” under any Lease and no party to any Lease has given Sellers or the Plastiq Subsidiaries any written notice of or made a claim with respect to any breach or default thereunder. To the Sellers’ Knowledge, there are no conditions that currently exist or with the passage of time will result in a default or breach of any material term by any party to a Lease. To the Sellers’ Knowledge, none of the Leased Real Property are subject to any sublease or grant to any Person of any right to the use, occupancy or enjoyment of the Leased Real Property or any portion thereof that would materially impair the use of such Leased Real Property in the operation of the Business. To the Sellers’ Knowledge, the Leased Real Property are not subject to any Liens (other than Permitted Liens) that were placed on any Leased Real Property through the action or inaction of the Sellers or the Plastiq Subsidiaries and materially impact the Business’ use of such Leased Real Property. The Leased Real Property are not subject to any use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use thereof in the ordinary course of business. To the Sellers’ Knowledge, there are no pending or threatened condemnation or other proceedings or claims relating to any of the Leased Real Property. To the Sellers’ Knowledge, the Leases will continue to be legal, valid, binding, enforceable and in full force and effect on the same material terms immediately following the consummation of the Contemplated Transactions.
Section 1.4Sufficiency of Assets; Title to Assets. Subject to entry of the Sale Order, (a) the Sellers own the Purchased Assets and at Closing shall deliver free and clear of all Liens (other than Permitted Liens) and (b) the material tangible and intangible assets owned, licensed or leased by the Plastiq Subsidiaries (the “Subsidiary Assets”), together with the Purchased Assets, constitute all of the assets used by Sellers and Plastiq Subsidiaries to conduct the Business as currently conducted and the Subsidiary Assets are owned by the Plastiq Subsidiaries free and clear of all Liens (other than Permitted Liens). Upon consummation of the Contemplated Transactions, the Purchaser will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, other than Assumed Liabilities and Permitted Liens.
Section 1.5Employees.
(a)Sellers have provided to Buyer a schedule that contains a complete and accurate list of all the Employees as of the most recent practicable date, as specified on such list, showing for each Employee the position held and annual base compensation and target bonus opportunity for the Sellers and the Plastiq Subsidiaries’, as applicable, last fiscal year, such Employee’s service recognized by such Seller or Plastiq Subsidiary for purposes of the Employee Benefit Plans (including service with predecessor employers, if applicable, and any prior unbridged service with any Seller, Plastiq Subsidiary or an Affiliate), and which collective bargaining unit, if any, represents such Employee. Except as set forth on Schedule 3.5(a), none of the Employees are covered by any union, collective bargaining or other similar labor agreements. The Sellers have delivered to Purchaser a true, correct and complete copy of all collective bargaining agreements and other similar labor agreements covering Employees (including all amendments, side letters and similar documents relating thereto) (collectively, the “Collective Bargaining Agreements”).
(b)Schedule 3.5(b)(i) contains a complete and accurate list of all material Employee Benefit Plans; provided, that Schedule 3.5(b)(i) need not identify any offer letter or employment agreement if such offer letter or employment agreement (i) relates to an Employee or other service provider who is not an officer or director of a Seller or Plastiq Subsidiary or (ii) does not provide any severance or notice period in excess of such period required by applicable Laws. With respect to each of the Employee Benefit Plans identified on Schedule 3.5(b)(i), the Sellers have made available to the Buyer true and complete copies of the most recent summary plan description or, if no summary plan description exists, a written description of all material terms and conditions of such Employee Benefit Plan. Each Employee Benefit Plan has been operated in material compliance with applicable Laws, including ERISA. Each Employee Benefit Plan which is a “pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the IRC, has received a favorable determination letter from the IRS or has been established under a preapproved plan for which a favorable opinion letter from the IRS has been obtained by the plan sponsor, and there are no existing circumstances, and no events have occurred, that could reasonably be expected to adversely affect the tax-qualified status of any Pension Plan or the related trust. With respect to each Pension Plan, the Sellers have delivered to Buyer a true, correct and complete copy of: (A) each writing constituting a part of such Pension Plan, including all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the most recent annual financial report, if any; (E) the most recent actuarial report, if any; and (F) the most recent determination letter or opinion letter from the IRS. Except as disclosed on Schedule 3.5(b)(i), none of the Sellers or the Plastiq Subsidiaries have any obligations for retiree health, life or other welfare benefits under any Employee Benefit Plan (other than as required under Section 4980B of the IRC or Part 6 of Title I of ERISA or other applicable Law) and Sellers have provided to Buyer a schedule that sets forth a complete and accurate list of the amounts payable to each such Person set forth on Schedule 3.5(b)(i). None of the Sellers, Plastiq Subsidiaries nor any trade or business that, together with any Seller or Plastiq Subsidiary, would be deemed to be a single employer within the meaning of Section 414(b), (c), (m) or (o) of the IRC or Section 4001(b)(1) of ERISA, maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to or sponsored) or otherwise has any Liability in respect of, a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan subject to Title IV of Section 302 of ERISA or Section 412 of the IRC. Schedule 3.5(b)(iii) sets forth a complete list of employees that would be entitled to receive compensation or benefit payments and amounts as a result of the consummation of the Contemplated Transactions by any officer, director, Employee, former employee or independent contractor of any Seller or Plastiq Subsidiary and Sellers have provided to Buyer a schedule that sets forth a complete and accurate list of the amounts payable to each such Person.
(c)There is not presently pending or existing, and to the Sellers’ Knowledge, there is not threatened, (i) any strike, slowdown, picketing or work stoppage, or (ii) any application for certification of a collective bargaining agent. With respect to the Business: (A) no labor organization or group of employees of any Seller or Plastiq Subsidiary has made a pending demand for recognition or certification, and there are and have been no representation or certification proceedings or petitions seeking a representation proceeding, with the National Labor Relations Board or any other labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or filed or threatened to be brought or filed within the past three (3) years; (B) there are not now, nor have there been at any time within the last three (3) years, any actual or threatened organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes against or involving any Seller or Plastiq Subsidiary; and (C) each Plastiq Company is in compliance in all material respects with all Collective Bargaining Agreements and with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.
Section 1.6Environmental Matters. Except as would not reasonably be expected to be material to the Business or the Purchased Assets, taken as a whole: (a) the Sellers and the Plastiq Subsidiaries are and, since December 31, 2021, have operated the Business in compliance with all applicable Environmental Laws; (b) the Sellers and Plastiq Subsidiaries have obtained and are in compliance with all Environmental Permits required for the operation of the Business; (c) there are no claims under Environmental Law pending or, to the Sellers’ Knowledge, threatened against the Sellers and the Plastiq Subsidiaries and, to the Sellers’ Knowledge, no claims under Environmental Law have been threatened in writing against the Sellers and Plastiq Subsidiaries with respect to the operation of the Business or the Purchased Assets; (d) there has been no release of Hazardous Material that could reasonably be expected to result in a Liability for the Sellers or the Plastiq Subsidiaries under Environmental Law or result in a claim against the Sellers or the Plastiq Subsidiaries under Environmental Law or require cleanup or remedial action at, on, under or migrating from real property owned or operated or formerly owned or operated by the Sellers or Plastiq Subsidiaries or at, on, under or migrating from any other property to which the Sellers or Plastiq Subsidiaries sent Hazardous Material for treatment, storage or disposal; (e) the Sellers and Plastiq Subsidiaries are not subject to any Order relating to compliance with Environmental Law, Environmental Permits or the investigation, remediation, removal or cleanup of Hazardous Material; (f) there are no underground storage tanks on any Leased Real Property; and (g) the Sellers have provided the Buyer with true and complete copies of all environmental reports, site assessments and audits in the possession, custody or control of the Sellers and Plastiq Subsidiaries.
Section 1.7Insurance Policies. Schedule 3.7 sets forth an accurate and complete list of all insurance policies maintained by the Sellers and Plastiq Subsidiaries in connection with the Business or the Purchased Assets, including any bonds and surety arrangements (collectively, the “Insurance Policies”), including the name of each policy, policy number, insurance carrier, term, type and amount of coverage, deductible or self-insured retention. The Sellers have made available to the Purchaser true and correct copies of the Insurance Policies. The Insurance Policies are in full force and effect, the limits of the Insurance Policies have not been materially eroded or exhausted and all premiums due with respect to the Insurance Policies have been paid in full. Neither Sellers nor the Plastiq Subsidiaries are in material breach or default under the Insurance Policies. The Sellers and Plastiq Subsidiaries have not received written notice of cancellation, termination or material premium increase with respect to any of the Insurance Policies. There are no material claims submitted in connection with the Insurance Policies as to which coverage has been denied, rejected or disputed by the applicable insurers. As of the date of this Agreement, to Sellers’ Knowlege, all claims and circumstances likely to give rise to a material claim in respect of any Purchased Asset covered by any of the Insurance Policies have been properly reported to the applicable insurers. All such Insurance Policies shall remain in effect through the Closing.
Section 1.8Legal Proceedings. Other than the Chapter 11 Cases and except as set forth on Schedule 3.8, there is no Litigation pending or, to the Sellers’ Knowledge, threatened against, relating to or involving the Sellers or the Plastiq Subsidiaries (whether as a plaintiff or a defendant), the Contemplated Transactions, the Business or the Purchased Assets before any Governmental Entity.
Section 1.9Intellectual Property; Data Privacy.
(a)Schedule 3.9(a) sets forth a true, correct and complete list of all (i) patents, patent applications, registered trademarks and copyrights, applications for trademarks and copyright registrations, and domain names included in the Seller Intellectual Property, and any other forms of Seller Intellectual Property that is issued, registered, or subject to an application for registration (the “Registered IP”), including the applicable filing or registration number, title, jurisdiction and registered applicant(s) or owner(s), as applicable, (ii) Seller Software, (iii) unregistered trademarks included in the Seller Intellectual Property and any other Seller Intellectual Property that is material to the Business, taken as a whole, and (iv) Intellectual Property exclusively licensed to any Seller or Plastiq Subsidiary. Sellers and the Plastiq Subsidiaries exclusively own all Seller Intellectual Property and have valid rights to assign, transfer and convey all rights, title and interest associated therewith pursuant to this Agreement. Except as set forth on Schedule 3.9(a), all Registered IP remains pending or in full force and effect and has not expired or been abandoned or cancelled, and is in compliance in all material aspects with all applicable Laws. The Registered IP is subsisting, valid and enforceable. With respect to each item of Registered IP, all registration, issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Sellers and the Plastiq Subsidiaries. No interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to Sellers’ Knowledge, threatened, in which the scope, validity, or enforceability of any Seller Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged. To Seller’s Knowledge, there is no basis for a claim that any Seller Intellectual Property is invalid or unenforceable.
(b)Sellers and the Plastiq Subsidiaries own, or have a valid and enforceable right to use, all Intellectual Property used in the operation of the Business as currently conducted (collectively, “Business IP”), and upon the consummation of the Contemplated Transactions, Buyer will own, or, subject to any required Consents, have a valid and enforceable right to use, all Business IP in the same manner and on the same terms as owned or used by Sellers and the Plastiq Subsidiaries as of the date hereof.
(c)Schedule 3.9(c) identifies (i) each Outbound IP License, and (ii) each Inbound IP License, excluding non-customized Software subject to customary “shrinkwrap” or “click-through” type contracts with annual or one-time payments of less than $20,000. Neither Sellers nor the Plastiq Subsidiaries are in default under any Intellectual Property License, to the Sellers’ Knowledge, no licensee is in default under any license agreement, and no Intellectual Property License will expire prior to the Closing Date. The Seller Intellectual Property, together with all Intellectual Property licensed to the Sellers and the Plastiq Subsidiaries pursuant to an Inbound IP License, constitute all of the Intellectual Property used in the operation of the Business as currently conducted.
(d)Schedule 3.9(d) identifies any Business IP which is owned by any current or former employees, contract workers, directors or officers of Sellers and the Plastiq Subsidiaries.
(e)To Sellers’ Knowledge, the operation of the Business does not infringe, misappropriate, or otherwise violate, and has not in the past six (6) years infringed, misappropriated or violated, any Intellectual Property of any other Person or constituted unfair competition or unfair or deceptive trade practices under any applicable Law. To Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise violating any Seller Intellectual Property. Schedule 3.9(e) accurately identifies (and Seller has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any Seller, any Plastiq Subsidiary, or any representative of any Seller or Plastiq Subsidiary regarding any actual, alleged, or suspected infringement or misappropriation of any Intellectual Property, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
(f)Sellers and the Plastiq Subsidiaries require all Persons, including all current and former employees, consultants, and independent contractors having access to any trade secrets, know-how, or other confidential or proprietary information of the Sellers and the Plastiq Subsidiaries to execute written non-disclosure agreements. Sellers and the Plastiq Subsidiaries have taken commercially reasonable steps to protect and maintain all trade secrets, know-how, and other confidential or proprietary information included in the Business IP, including the source code of Seller Software, and to Sellers’ Knowledge, there have been no unauthorized uses or disclosures of any such trade secrets, know-how, or other confidential or proprietary information, including the source code of Seller Software.
(g)No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Business IP. Each Person, including current and former employees, consultants, and independent contractors, that has developed any Seller Intellectual Property has executed a valid and enforceable written agreement providing for a present assignment in favor of the Sellers of such Seller Intellectual Property. Except as set forth on Schedule 3.9(g), and to the Seller’ Knowledge, none of the Seller Intellectual Property is involved in any inventorship challenge, interference, reexamination, conflict, nullity or opposition proceeding.
(h)Sellers and the Plastiq Subsidiaries are in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers’ notes, source code annotations, user manuals and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of all Seller Software. Except as set forth on Schedule 3.9(h), (i) no source code of any Seller Software has been disclosed or made available to any third party (including any escrow agent) other than to employees and contractors of the Sellers involved in the development of Seller Software; (ii) there has been no release of any such source code from escrow; and (iii) no event has occurred that would require, and the consummation of the Contemplated Transactions hereunder shall not result in, the release of any such source code to any Person.
(i)Schedule 3.9(i) sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Seller Software, and for each such item of Open Source Software identifies the applicable Open Source License. No Seller Software is subject to any license that: (i) requires, or conditions the use or distribution of such Seller Software on the disclosure, licensing or distribution of any source code for any portion of such Seller Software; or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of any Seller or Plastiq Subsidiary to use, transfer or distribute any such Seller Software. Sellers and the Plastiq Subsidiaries have complied in all material respects with the obligations set forth in the Open Source Licenses used in the Business under which it has received any Open Source Software. Sellers and the Plastiq Subsidiaries have not used, modified, distributed, or otherwise undertaken any act or omission with respect to any Open Source Software that would be likely to result in any claim that any Seller Software, in whole or in part, is (A) required to be made available to any third party in source code form; (B) required to be licensed to any third party for the purpose of modification or redistribution; (C) required to be licensed to any third party at no charge; or (D) required to be made subject to the terms and conditions of any Open Source License.
(j)The Seller Software is in good working order and is sufficient in all material respects for the purposes for which it is used in the Business as currently conducted. None of the Seller Software or any other Software used, marketed, distributed, licensed, or sold by Seller contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Seller Software or other Software or any product or system containing or used in conjunction with such Seller Software or other Software.
(k)To Sellers’ Knowledge, no Seller Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”).
(l)The information technology systems owned or controlled by the Sellers and the Plastiq Subsidiaries (the “IT Systems”) are maintained in accordance with commercially reasonable standards and practices in all material respects for the operation of the Business as currently conducted. Without limiting the foregoing, (i) the Sellers have taken commercially reasonable steps and implemented commercially reasonable procedures to protect the IT Systems from Malicious Code and (ii) the Sellers and the Plastiq Subsidiaries have implemented commercially reasonable disaster recovery and backup plans, procedures and facilities consistent with industry practices of companies offering similar services, and acts in compliance therewith. The Sellers and the Plastiq Subsidiaries have taken all reasonable measures to ensure the upkeep of the IT Systems, and there has not been any material malfunction with respect to any aspect of the IT Systems that has not been remedied in all material respects. There have been no unauthorized intrusions or breaches of security with respect to the IT Systems. In the past three (3) years, no third party providing services to any Seller or Plastiq Subsidiary with respect to the IT Systems has failed to meet any material service obligations.
(m)The consummation of the Contemplated Transactions will not result in any violation of any Privacy Laws, and neither the Sellers nor the Plastiq Subsidiaries are subject to any contractual obligations that, following the consummation of the Completed Transactions, would prohibit the Buyer from receiving or using PII in a manner that is the same as, or similar to the manner in which the Sellers and the Plastiq Subsidiaries receive and use such PII prior to consummation of the Contemplated Transactions.
(n)The Sellers’ and the Plastiq Subsidiaries’ data, privacy, and security practices are, and have been for the last three (3) years, in compliance in all material respects with: (i) the Sellers’ and the Plastiq Subsidiaries externally facing privacy and data protection policies, (ii) all contractual obligations of the Sellers concerning the privacy, security, or processing of PII from any individuals, including any customers, prospective customers, employees, or other third parties, and (iii) all applicable Privacy Laws. Sellers and the Plastiq Subsidiaries have obtained all necessary rights from third parties with respect to the Sellers’ and the Plastiq Subsidiaries’ collection, use, storage, and processing of PII. Sellers have complied in all material respects with all requests of customers to opt out of receipt of marketing messages. Sellers and the Plastiq Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and backup procedures in place to protect all PII and customer information collected or received by Sellers and the Plastiq Subsidiaries or on their behalf from and against unauthorized access, use or disclosure in accordance with applicable Laws and contractual obligations.
(o)Sellers, the Plastiq Subsidiaries and, to Sellers’ Knowledge, any third party, have not gained unauthorized access to or engaged in use, collection, disclosure or exploitation of any PII or data or information relating to the Business, including any customer information in Sellers’ or the Plastiq Subsidiaries’ possession or control in violation of any applicable Privacy Laws or contractual obligations of Sellers or the Plastiq Subsidiaries, nor have there been any material investigations, claims, or written notices in connection with the foregoing. The Sellers and the Plastiq Subsidiaries have not notified, and to the Sellers’ Knowledge, there have been no facts or circumstances that would require the Sellers or the Plastiq Subsidiaries to notify, a Governmental Entity or other Person of any unauthorized access to or disclosure of PII or any use, collection, disclosure, or exploitation of any PII in violation of any Privacy Laws or contractual obligations.
(p)Sellers and the Plastiq Subsidiaries are and, in the last three (3) years, have been in compliance in all material respects with (i) all applicable by-laws, rules, regulations, and standards of the Payment Networks, and (ii) all applicable PCI-DSS requirements. Sellers and the Plastiq Subsidiaries have not in the past three (3) years been charged with and, to the Sellers’ Knowledge, are not now under investigation with respect to, a violation of any applicable Law, regulation, ordinance, order, or other requirement of a Government Entity or a Payment Network. Sellers and the Plastiq Subsidiaries have not in the past three (3) years received any written communication from any Governmental Entity or other Person alleging noncompliance in any material respect with any applicable Law or by-laws, rules, regulations, or standards, of any Payment Network.
Section 1.10Consents. Except to the extent rendered unnecessary through the entry of the Sale Order or as otherwise set forth on Schedule 3.10, and assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of the Sellers or the Plastiq Subsidiaries in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which the Sellers or the Plastiq Subsidiaries are a party, the compliance by the Sellers and the Plastiq Subsidiaries with any of the provisions hereof or thereof, the consummation of the Contemplated Transactions or the taking by the Sellers and the Plastiq Subsidiaries of any other action contemplated hereby or thereby (with or without notice or lapse of time, or both), except for the entry of the Sale Order.
Section 1.11Validity of Contracts.
(a)Schedule 2.6(a) sets forth an accurate list, as of the date hereof, of all material Contracts (including amendments, supplements or modifications thereto) to which a Seller is a party with respect to the Business, Contemplated Transactions, the Purchased Assets or the Assumed Liabilities as of the date hereof (each such Contract, an Assignable Contract or a “Material Contract”), and Sellers have made available to Buyer true and complete copies of all such Material Contracts.
(b) As of the date of this Agreement, each Assignable Contract is in full force and effect and is a valid and binding obligation of the Sellers and, to the Sellers’ Knowledge, the other parties thereto in accordance with such Assignable Contract’s terms and conditions, except as such validity and enforceability may be limited by (i) bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally, (ii) equitable principles of general applicability (whether considered in a proceeding at law or in equity), and (iii) the obligation to pay Cure Amounts under Section 2.6(d). As of the date of this Agreement, except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Business, taken as a whole, (i) none of the Sellers has received written notice of termination with respect to any Assignable Contract and (ii) to the Sellers’ Knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default under or a violation of any such Assignable Contract or would cause the acceleration of any obligation of the Sellers or the creation of a Lien (other than a Permitted Lien) upon any Purchased Asset that is not otherwise cured with the Sales Order.
(c) As of the date of this Agreement, each Contract to which any Plastiq Subsidiary is a party, or by which any of them or any portion of their respective properties or other assets may be bound (each, a “Subsidiary Contract”), is in full force and effect and is a valid and binding obligation of the applicable Plastiq Subsidiary and, to the Sellers’ Knowledge, the other parties thereto in accordance with its terms and conditions, except as such validity and enforceability may be limited by (i) bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally, (ii) equitable principles of general applicability (whether considered in a proceeding at law or in equity), and (iii) the obligation to pay Cure Amounts under Section 2.6(d). As of the date of this Agreement, except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Business, taken as a whole, (A) none of the Sellers has received written notice of termination with respect to any Subsidiary Contract and (B) to the Sellers’ Knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default under or a violation of any such Subsidiary Contract or would cause the acceleration of any obligation of the applicable Plastiq Subsidiary or the creation of a Lien (other than a Permitted Lien) upon any Subsidiary Asset that is not otherwise cured with the Sales Order.
Section 1.12Financial Advisors. Except for amounts due to Triple P RTS, LLC, no Seller has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated to pay.
Section 1.13Financial Statements.
(a)The Sellers have made available to the Buyer the audited consolidated balance sheets and cash flow statements of the Business for the fiscal years ended December 31, 2020 and December 31, 2021 and the unaudited consolidated balance sheets and cash flow statements of the Business for the fiscal year ended December 31, 2022 and three months ended March 31, 2023 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied in accordance with the Sellers and the Plastiq Subsidiaries’ past practice except for the absence of footnotes and customary year-end adjustments. The Financial Statements: (i) are true, correct and complete in all material respects; (ii) are in accordance in all material respects with the books and records of the Business; and (iii) fairly present in all material respects the financial position of the Business at the dates specified and the results of their operations for the period covered. The copies of the Financial Statements delivered to the Buyer are true, correct and complete copies.
(b)Except as set forth on Schedule 3.13(b), there are no Liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by GAAP to be reflected on a balance sheet of the Business, other than Liabilities, conditions or circumstances, (i) disclosed and provided for in the Financial Statements, or (i) incurred or arising in the Ordinary Course of Business since March 31, 2023 or in connection with the Contemplated Transactions, that are not, individually or in the aggregate, material in amount or nature.
Section 1.14Compliance with Applicable Laws; Licenses. Except as would not be material to the Business, taken as a whole, the Sellers and the Plastiq Subsidiaries own and operate, and since December 31, 2021 have owned and operated, the Purchased Assets or the Subsidiary Assets, as applicable, and conduct, and since December 31, 2021 have conducted, the Business in compliance in all material respects with all Orders, Licenses and Law applicable to the Sellers and the Plastiq Subsidiaries, the Purchased Assets or the Business, except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Entities with jurisdiction over such matter. The Sellers and the Plastiq Subsidiaries have not, and to the Sellers’ Knowledge, none of their respective Representatives have, received in the past twenty-four (24) months any written notice from a Governmental Entity or third party alleging that any Seller, Plastiq Subsidiary or the Business is not in compliance in any material respect with applicable Orders, Licenses or Law. Schedule 3.14 sets forth a true, correct and complete list of material Licenses held by the Sellers and the Plastiq Subsidiaries with respect to the current operation and conduct of the Business, the Purchased Assets or the Assumed Liabilities.
Section 1.15Taxes.
(a)The Sellers and the Plastiq Subsidiaries have filed (or have had filed on their behalf) all material Tax Returns that the Sellers and the Plastiq Subsidiaries were required to file in respect of the Purchased Assets or the Business and all such Tax Returns are correct and complete in all material respects. The Sellers and the Plastiq Subsidiaries have timely paid (i) all material Taxes (whether or not shown to be due) on any such Tax Returns or pursuant to any assessment received by such Sellers and the Plastiq Subsidiaries, from any Tax Authority for any period preceding the Closing Date, and (ii) all Taxes attributable to the Purchased Assets and the Business for periods ending on or prior to the Closing Date (whether or not shown as due and payable) on such Tax Returns other than Taxes not due as of the date of the filing of the Chapter 11 Cases as to which subsequent payment was not required by reason of the Chapter 11 Cases.

All material Taxes that the Sellers and the Plastiq Subsidiaries are or were required by Law to withhold, collect or deposit with respect to the Purchased Assets or the Business have been timely withheld and collected and deposited, and to the extent required, paid over to the appropriate Tax Authority. The Sellers and the Plastiq Subsidiaries have complied in all material respects with any information reporting and withholding requirements in connection with any amounts paid or owing to any Person and all IRS Forms W 2 and Forms 1099 (or any other applicable Tax forms) required with respect thereto have been properly and timely distributed.
(b)No deficiencies for material Taxes or other assessments relating to material Taxes have been claimed, threatened, proposed or assessed (in each case, in writing) with respect to the Purchased Assets or the Business. To the Sellers’ Knowledge, there are no ongoing, pending or threatened audits relating to material Taxes with respect to the Purchased Assets or the Business.
(c)There are no outstanding agreements or waivers that would extend the statutory period in which a Tax Authority may assess or collect a material Tax that could result in (i) a material Lien upon the Purchased Assets or (ii) material Liability to the Buyer as a transferee of or a successor to the Purchased Assets.
(d)There are no Liens with respect to Taxes (other Permitted Liens) upon the Purchased Assets or the Subsidiary Assets.
(e)Neither Sellers nor any of the Plastiq Subsidiaries are a party to any Tax indemnity, Tax allocation or Tax sharing agreement, other than any such agreement entered into in the ordinary course of business the principal purpose of which is not related to Tax, that could result in (i) a material Lien upon the Purchased Assets or the Subsidiary Assets or (ii) material Liability for the Buyer as a result of its acquisition or ownership of the Purchased Assets or the Subsidiary Assets.
(f)The Sellers and the Plastiq Subsidiaries have collected or self-assessed and remitted to the appropriate Tax Authority all material sales and use or similar Taxes required to have been collected or self-assessed.
(g)No claim has ever been made by a Governmental Entity in a jurisdiction where the Sellers or the Plastiq Subsidiaries do not file a specific type of Tax Return that any such Seller or Plastiq Subsidiary is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, which claim has not been fully resolved.
(h)None of the Sellers and the Plastiq Subsidiaries will be required to include any amounts in income, or exclude any items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, or deferred revenue accrued, prior to the Closing, (iv) a “closing agreement” as described in Section 7121 of the IRC (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any corresponding or similar provision of state or local income Tax Law) or (vi) an election under Section 965(h) of the IRC.
(i)None of the Sellers or the Plastiq Subsidiaries (i) has participated in or has any Liability or obligation with respect to any “listed transaction” within the meaning of Treas. Reg. § 1.6011-4, (ii) has deferred any payroll or employment Taxes or claimed any other benefit or relief pursuant to the CARES Act or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in, or is tax resident in, a country other than the country in which it is organized.

(j)All related party transactions between any of the Sellers and the Plastiq Subsidiaries, on the one hand, and their respective Affiliates, on the other hand, have been, in all respects, on an arms’ length basis in accordance with Section 482 of the IRC, or any state or foreign law equivalent, and is supported by contemporaneous transfer pricing documentation.
(k)None of the Sellers or the Plastiq Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the IRC (or under so much of Section 356 of the IRC as relates to Section 355 of the IRC).
(l)None of the Plastiq Subsidiaries has ever been a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code or a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.
(m)None of the Sellers and the Plastiq Subsidiaries (i) has ever been a member of an affiliated, consolidated, joint, unitary, combined or similar Tax group for Tax purposes and (ii) has any Liability for the Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise as a matter of Law.
(n)There are no requests for rulings pending between any Seller or Plastiq Subsidiary and any Tax Authority in respect of any Tax that could result in (i) a Lien upon the Purchased Assets or the Subsidiary Assets or (ii) Liability to the Buyer as a transferee of or successor to the Purchased Assets
Section 1.16Accounts Receivable. All accounts receivable arising out of or relating to the Business were acquired or arose from sales actually made or services actually performed in the Ordinary Course of Business that represent bona fide transactions and valid and enforceable claims, are not subject to any setoff, counterclaim or legal action or proceeding and are collectible in accordance with their terms.
Section 1.17Customers; Suppliers.
(a)Schedule 3.17(a) sets forth an accurate and complete list of the twenty (20) largest customer accounts of the Business (each, a “Material Customer”), based on revenue generated by such customers during the years ended December 31, 2021 and December 31, 2022, showing the aggregate sales to each such Material Customer during each such period. For the past three (3) years, except as set forth on Schedule 3.17(b), none of the Sellers or the Plastiq Subsidiaries or the Business have been, or are currently engaged in any material dispute with any Material Customer. Except with respect to Contracts that are expiring in the ordinary course in accordance with their terms, no Seller or Plastiq Subsidiaries has received any written communication from any Material Customer of any intention or threat to terminate or materially reduce purchases from, or otherwise change in any material respect their relationship with, the Company or the Business, and to the Sellers’ Knowledge, no such action is being considered.
(b)Schedule 3.17(b) sets forth an accurate and complete list of the twenty (20) largest suppliers of the Business (each, a “Material Supplier”), based on expenditures incurred by or on behalf of the Business during the years ended December 31, 2021 and December 31, 2022, showing aggregate amount invoiced by each such Material Supplier during each such period. For the past three years, except as set forth on Schedule 3.17(b), none of the Sellers or the Plastiq Subsidiaries or the Business has been, or is currently, engaged in any material dispute with any Material Supplier. No Seller or Plastiq Subsidiary has received any written communication from any Material Supplier of any intention or threat to terminate or materially reduce its provision of goods or services to, or otherwise change in any material respect their relationship with, the Sellers or Plastiq Subsidiary or the Business, and to Sellers’ Knowledge, no such action is being considered.
Section 1.18Capitalization of Plastiq Subsidiaries.

(a)No Seller has any subsidiary other than the Plastiq Subsidiaries.
(b) Other than the Nearside Subsidiaries, Parent Seller owns of record and beneficially all of the issued and outstanding Equity Interests of the Plastiq Subsidiaries free and clear of all Liens, other than Permitted Liens. Nearside Seller owns of record and beneficially all of the issued and outstanding Equity Interests of the Nearside Subsidiaries free and clear of all Liens, other than Permitted Liens. None of the Subsidiary Equity Interests was issued in violation of any preemptive rights (whether statutory, contractual or otherwise), subscription rights, rights of first refusal or similar rights or any Laws.
(c)There are no outstanding (i) securities convertible or exchangeable into any Equity Interests of any Plastiq Subsidiary, (ii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, puts, calls, rights of first refusal, convertible securities or other rights, agreements, arrangements or commitments of any character obligating any Plastiq Subsidiary to issue any Equity Interests, (iii) Contracts to which any Plastiq Subsidiary is a party that require such Plastiq Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person, or (iv) phantom equity, equity appreciation rights, equity-based performance interests, profit participation, profits interest or similar rights or securities in any Plastiq Subsidiary.
ARTICLE IV
BUYER’S REPRESENTATIONS AND WARRANTIES
Buyer represents and warrants to Sellers as follows as of the date hereof and as of the Closing Date:
Section 1.1Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 1.2Authorization.
(a)Buyer has full limited liability company power and authority to execute and deliver this Agreement and all Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.
(b)The execution, delivery and performance of this Agreement and all other Related Agreements to which Buyer is a party have been duly authorized by Buyer, and no other limited liability company action on the part of Buyer is necessary to authorize this Agreement or the Related Agreements to which it is a party or to consummate the Contemplated Transactions.
(c)This Agreement has been duly and validly executed and delivered by Buyer, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the Related Agreements to which Buyer is a party will have been duly and validly executed and delivered by Buyer. Assuming that this Agreement constitutes a valid and legally binding obligation of Sellers, this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. Assuming, to the extent that they are a party thereto, that each Related Agreement constitutes a valid and legally binding obligation of Sellers, each Related Agreement to which Buyer is a party, when executed and delivered, constituted or will constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.
Section 1.3Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions (including the assignments and assumptions referred to in Section 2.6) will (i) conflict with or result in a breach of the certificate of formation, operating agreement, or other organizational documents, of Buyer, (ii) subject to any consents required to be obtained from any Governmental Entity, violate any Law to which Buyer is, or its assets or properties are subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound, except, in the case of either clause (ii) or (iii), for such conflicts, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair to the ability of Buyer to consummate the transactions contemplated by this Agreement or by the Related Agreements. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement or any of the Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair to the ability of Buyer to consummate the transactions contemplated by this Agreement or by the Related Agreements.
Section 1.4Legal Proceeding. There are no Litigation pending or, to Buyer’s knowledge, threatened against or affecting Buyer that will adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.
Section 1.5Financial Wherewithal; Adequate Assurance. Buyer has, and will have at the Closing, sufficient funds in an aggregate amount necessary to pay the Cash Payment, and otherwise consummate the Contemplated Transactions, and to pay all fees and expenses required to be paid by Buyer hereunder. Buyer acknowledges that its obligations under this Agreement are not subject to any conditions regarding its ability to obtain financing for any portion or all of the Cash Payment. The Buyer has the ability to demonstrate to the Bankruptcy Court adequate assurance of future performance under the Assumed Contracts and shall provide financial information and testimony that is required by the Bankruptcy Court to demonstrate the Buyer’s ability to assume, or to take assignment of, the Assumed Contracts.
Section 1.6No Other Representations or Warranties.
(a)The Buyer acknowledges that, except for the representations and warranties contained in Article III, neither the Sellers nor any other Person on behalf of the Sellers makes any express or implied representation or warranty with respect to the Sellers (including representations and warranties as to the condition of the Purchased Assets) or with respect to any information provided by or on behalf of the Sellers to the Buyer. Neither the Sellers nor any other Person will have or be subject to any Liability or indemnification obligation to the Buyer or any other Person resulting from the distribution to the Buyer, or use by the Buyer, of any such information, including any information, documents, projections, forecasts or other material made available to the Buyer in any “data rooms,” “data sites,” responses to inquiries, confidential information memoranda or management presentations in expectation of or in connection with the Contemplated Transactions contemplated by this Agreement. Any documents, title information, assessments, surveys, plans, specifications, reports and studies, or other information made available to the Buyer by the Sellers or their Representatives, including any other material made available to the Buyer in any “data rooms,” “data sites,” responses to inquiries, confidential information memoranda or management presentations (collectively, “Review Documents”) are provided as information only. The Buyer shall not rely upon the Sellers’ provision of any Review Document(s) in lieu of conducting its own due diligence. Except for the specific representations and warranties contained in this Article III (in each case as modified by the Disclosure Schedules hereto), the Sellers have not made, do not make, and have not authorized anyone else to make any representation as to: (i) the accuracy, reliability or completeness of any of the Review Documents; (ii) the operating condition of the Purchased Assets; (iii) the transferability or assignability of any Contract or License, or (iv) any other matter or thing affecting or relating to the Purchased Assets.

(b)In connection with investigation by the Buyer, the Buyer has received or may receive from the Sellers certain projections, forward-looking statements and other forecasts and certain business plan information. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that the Buyer shall have no claim against anyone with respect thereto. Accordingly, the Buyer acknowledges that the Sellers make no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).
ARTICLE V
PRE-CLOSING COVENANTS
The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):
Section 1.1Certain Efforts; Cooperation.
(a)Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts, subject to the orders of the Bankruptcy Court, to make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions to the obligations of the Parties to consummate the Contemplated Transactions set forth in Article VII), except as otherwise provided in Section 5.2; provided, however, Sellers shall be entitled to take such actions as are required in connection with the discharge of their fiduciary duties during the Chapter 11 Cases (including, soliciting higher or better offers for the Purchased Assets in any Auction).
(b)On and after the Closing, Sellers and Buyer shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done by Sellers and Buyer all things necessary under applicable Law, and to execute and deliver such documents, ancillary agreements and other papers as may be required to carry out the provisions of this Agreement and consummate and make effective the Contemplated Transactions, including in order to more effectively vest in Buyer all of Sellers’ right, title and interest to the Purchased Assets, free and clear of all Liens (other than Permitted Liens expressly contemplated by the Sale Order); provided, however, that (i) Sellers shall not incur any costs associated with the obligations hereunder and (ii) Sellers’ obligations hereunder shall only continue until the Chapter 11 Cases are closed or dismissed.
Section 1.2Notices and Consents.
(a)To the extent required by the Bankruptcy Code, Bankruptcy Rules, or the Bankruptcy Court, Sellers shall give any notices to third parties, and each Seller shall use its commercially reasonable efforts to obtain any third-party Consents or sublicenses; provided, however, Sellers’ obligations hereunder shall only continue until the Chapter 11 Cases are closed or dismissed.
(b)Sellers and Buyer shall cooperate with one another (i) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any applicable Law in connection with this Agreement and the Contemplated Transactions and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers; provided, however, that (A) Sellers shall not incur any costs associated with the obligations hereunder and (B) Sellers’ obligations hereunder shall only continue until the Chapter 11 Cases are closed or dismissed.

(c)Subject to the terms and conditions set forth in this Agreement and applicable Law, each of Buyer and Sellers shall (A) promptly notify the other Party of, and if in writing, furnish the other Party with copies of (or in the case of oral communications, advise the other Party of the contents of) any communication to that Party from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Contemplated Transactions, (B) permit the other Party the opportunity to review and discuss in advance all the information relating to Sellers and their respective Subsidiaries or Buyer and its Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Agreement and the transactions contemplated by this Agreement and incorporate the other Party’s reasonable comments, (C) not independently participate in any meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement and the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend, and (D) furnish the other Party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the Contemplated Transactions, provided, however, that any materials or information provided pursuant to any provision of this Section 5.2(c) may be redacted before being provided to the other Party (i) to remove references concerning the valuation of Buyer, Sellers, or any of their Subsidiaries, (ii) to remove references concerning financing arrangements, (iii) as necessary to comply with contractual arrangements, and (iv) as necessary to address reasonable privilege or confidentiality issues.
(d)Notwithstanding anything herein to the contrary and subject to clause (B) of the following sentence, the Parties understand and agree that commercially reasonable efforts of Buyer hereto shall not be deemed to include: (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby or defending against or initiating any lawsuit, action or proceeding, judicial or administrative, challenging this Agreement or the transactions contemplated hereby, or (ii) proposing, negotiating, agreeing to or offering to commit to any sale, divestiture, license, disposition or separation (including by establishing a trust or otherwise) of, or any limitation on any operation or business of, any of its or its Affiliate’s businesses, assets or properties. In furtherance, and not in limitation, of the foregoing in this Section 5.2(d), (A) other than in connection with an Alternate Transaction, Sellers shall not, and shall cause their Affiliates not to, propose, negotiate, agree to or offer to commit to any sale, divestiture, license, disposition or separation of any Purchased Asset, without the prior written consent of Buyer, and (B) Buyer shall not be required to agree to any divestiture, sale or other disposition of any of the Purchased Assets or any assets of Buyer or any of Buyer’s Affiliates or agree to any limitation on any operation or business of the Buyer or any of its Affiliates.
Section 1.3Bankruptcy Actions.
(a)[Reserved]
(b)The Sellers shall file the Sale Motion contemporaneously with the commencement of the Chapter 11 Cases, but in no event later than two Business Days after the commencement, which motion shall seek the Bankruptcy Court’s:
i.entry of an order on or before the Sale Procedures Order Deadline substantially in the form of Exhibit F, (the “Sale Procedures Order”), among other things, (A) establishing bidding procedures governing the sale of the Purchased Assets, as amended, modified or supplemented in accordance with the Sale Procedures Order (the “Bidding Procedures”) (B) approving payment of the Break-Up Fee and the Expense Reimbursement, to the extent payable by the terms of this Agreement or the Sale Procedures Order, and (C) providing that the Break-Up Fee and the Expense Reimbursement shall constitute administrative expenses of the Sellers with priority over any and all pre-petition creditors and administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code until paid. The Bankruptcy Court must enter the Sale Procedures Order by the Sale Procedures Order Deadline; and
ii.entry of an order on or before the Sale Order Deadline substantially in the form of Exhibit G, authorizing and approving, inter alia, (A) the sale of the Purchased Assets to Buyer on the terms and conditions set forth herein, free and clear of all Liens and Claims (to the extent set forth therein), and (B) the assignment and assumption by Buyer of each Assumed Contract (the “Sale Order”). The Sale Order shall, among other things: (I) approve the sale of the Purchased Assets to the Buyer free and clear of all Liens, Claims, and encumbrances, pursuant to (among other provisions) sections 105, 363, and 365 of the Bankruptcy Code, in each case to the extent set forth in this Agreement; (II) approve the assumption and assignment to the Buyer of the Assumed Contracts pursuant to section 365 of the Bankruptcy Code; (III) contain findings of fact and conclusions of law that the Buyer is a good faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code and is not a successor to Seller; and (IV) contain such other terms that are otherwise acceptable to Buyer, in its sole discretion.
(c)The Sellers shall also file a motion no later than the filing of the Sale Motion requesting approval of the Bidding Procedures and entry of the Sale Procedures Order.
(d)Sellers shall provide Buyer with a reasonable opportunity to review and comment (but in no event less than twenty-four (24) hours) upon all motions, applications, and supporting papers relating to the transactions contemplated by this Agreement prepared by Sellers or any Affiliates (including forms of orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Cases. All motions, applications, and supporting papers prepared by Sellers and relating to the transactions contemplated by this Agreement to be filed on behalf of Sellers after the date hereof must be reasonably satisfactory in form and substance to Buyer.
(e)If the Sale Procedures Order, Sale Order or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacatur, stay, rehearing or reargument shall be filed with respect to the Sale Order, Sale Procedures Order or other such order), and this Agreement has not otherwise been terminated pursuant to Article VIII, the Sellers shall use their commercially reasonable efforts to diligently defend such appeal, petition or motion and shall use its commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion.
(f)Each Seller shall promptly provide Buyer and its counsel with copies of all notices, filings and orders of the Bankruptcy Court that such Seller has in its possession (or receives) pertaining to the Contemplated Transaction, the Sale Order, Sale Procedures Order, or any other order related to any of the transactions contemplated by this Agreement, but only to the extent such papers are not publicly available on the docket of the Bankruptcy Court or otherwise made available to Buyer and its counsel. No Seller shall seek any modification to the Bidding Procedures, Sale Procedures Order or Sale Order by the Bankruptcy Court or any other Governmental Entity of competent jurisdiction to which a decision relating to the Chapter 11 Cases has been appealed, in each case, without the prior written consent of Buyer.
(g)Each of Buyer and Sellers shall continue to act in good faith and without any improper conduct, including collusion or fraud of any kind.
(h)Each of Buyer and Sellers will promptly take such actions as are reasonably requested by the other party to assist in obtaining entry of the Sale Order and the Sale Procedures Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of providing necessary assurances of performance by Sellers of their obligations under this Agreement and the Related Agreements and demonstrating that Buyer is a good faith buyer under section 363(m) of the Bankruptcy Code.

(i)Pursuant to the terms of the proposed Sale Procedures Order, Buyer shall provide information to the Sellers to be disseminated to counterparties to Assumed Contracts, sufficient to satisfy a finding of adequate assurance of future performance as required in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts.
(j)[Reserved]
(k)Sellers shall use commercially reasonable efforts to provide appropriate notice of the hearings on the Sale Motion to all Persons entitled to notice, including, but not limited to, all Persons that have asserted Liens on the Purchased Assets, all parties to the Assumed Contracts and all Taxing authorities in jurisdictions applicable to Sellers and as otherwise required by the Bankruptcy Code and bankruptcy rules.
(l)Sellers shall file with the Bankruptcy Court and serve a cure notice (the “Cure Notice”) as required by the Sale Procedures Order and provide a copy of the same to Buyer.
Section 1.4Conduct of Business. Until the earlier of the termination of this Agreement and the Closing, subject to the terms and conditions of the Sale Order, and except as expressly contemplated by this Agreement or as set forth on Schedule 5.4, or required under the Bankruptcy Code or other applicable Law and except to the extent waived by Buyer’s prior written consent and except with the prior written consent of Buyer:
(a)Sellers shall use commercially reasonable efforts to maintain, preserve and protect all of the Purchased Assets in the condition in which they exist on the date hereof, except for ordinary wear and tear and except for replacements, modifications or maintenance in the Ordinary Course of Business;
(b)Sellers shall use reasonable best efforts to maintain compliance with the DIP Order and related budgets;
(c)Sellers shall use commercially reasonable efforts not to take, or agree to or commit to assist any other Person in taking, any action (i) that would reasonably be expected to result in a failure of any of the conditions to the Closing or (ii) that would reasonably be expected to impair the ability of Sellers or Buyer to consummate the Closing in accordance with the terms hereof or to materially delay such consummation;
(d)Sellers shall make all undisputed post-petition payments related to the Purchased Assets, including the Assumed Contracts (other than Cure Amounts), that become or became due or payable pursuant to the terms thereof to the extent provided in the budgets in the DIP Order and in connection with such obligations shall make available to Buyer (i) weekly post-petition accounts receivable and accounts payable reporting and (ii) weekly budget variance reports associated with the DIP Agreement and amounts borrowed by the Sellers thereunder;
(e)to the extent the Excess Cash at Closing is zero, Sellers shall ensure that the maximum amount of availability under DIP agreement has been fully drawn and applied to undisputed post-petition accounts payable;
(f)Sellers shall comply in all material respects with all material Laws applicable to them or having jurisdiction over the Business or any Purchased Asset;
(g)not sell, lease, encumber, or otherwise dispose of all or any portion of any Purchased Assets or Subsidiary Assets (other than Seller Intellectual Property), except sales in the Ordinary Course of Business;
(h)not terminate, cancel or make any material changes to the structure, limits or terms and conditions of any of the Insurance Policies, including allowing the Insurance Policies to expire without renewing such Insurance Policies or obtaining comparable replacement coverage, or fail to pay premium or report known claims to an insurance carrier in a timely manner, in each case, except as would not be reasonably likely to be material to the Sellers, the Plastiq Subsidiaries or the Business.
(i) Sellers shall maintain in full force and effect each Assumed Permit held by any Seller as of the date hereof or otherwise obtained by any Seller prior to the Closing (to the any extent that such maintenance does not require the Sellers to incur costs or make any payments), and shall comply with the terms of each such Permit and no Seller shall permit any such Permit to terminate, expire or lapse other than in the Ordinary Course of Business;
(j)Sellers shall not: (i) make, revoke, amend or change any Tax election; (ii) change any annual Tax accounting period or adopt or change any method of Tax accounting; (iii) make, change or rescind a material Tax reporting practice or policy; (iv) file any amended Tax Return; (v) enter into any closing agreement with respect to a material amount of Tax; (vi) settle any material Tax claim or assessment; (vii) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax; or (viii) surrender any right to claim a refund of material Taxes;
(k)except as required by applicable Law, Sellers shall not (1) increase in any manner the cash compensation, bonus opportunity, severance or termination pay of any Current Employee, or (2) become a party to, establish, adopt, amend, commence participation in or terminate any Employee Benefit Plan, except for renewals in the Ordinary Course of Business;
(l)Sellers shall (w) conduct the Business in the Ordinary Course of Business, (x) use commercially reasonable efforts to preserve the existing business organization and keep management of the Business intact, (y) use commercially reasonable efforts to keep available the services of the Current Employees, and (z) use commercially reasonable efforts to maintain the existing relations with customers, carriers, suppliers, creditors, business partners, Employees and others having business dealings with the Business; and
(m)Sellers shall not: (i) cancel, compromise, waive or release any right with respect to any Purchased Asset; (ii) enter into or amend, modify, supplement, restate or renew in any respect or cancel or terminate or waive any rights under or with respect to any Assumed Contract or Assumed Permit; or (iii) subject to Section 2.6, except for such Contracts that Sellers shall file a motion with the Bankruptcy Court as of the Petition Date to reject, assume, reject or assign any Contract that may become an Assumed Contract other than through the assumption and assignment of the Assumed Contracts, as contemplated by this Agreement, to Buyer (or to a third party in connection with an Alternate Transaction).
Nothing contained in this Agreement is intended to give Buyer or its Affiliates, directly or indirectly, the right to control or direct the business of Sellers prior to the Closing.
Section 1.5Access.
(a)Upon reasonable advance written request by Buyer, Sellers shall permit Buyer and its Representatives to have reasonable access during normal business hours, subject to the terms of Leases and in a manner so as not to interfere unreasonably with the normal business operations of Sellers, to all premises, properties, personnel, Records and Contracts related to the Business, in each case, for the sole purpose of evaluating the Business; provided, however, that, for avoidance of doubt, the foregoing shall not require any Party to waive, or take any action with the effect of waiving, its attorney client privilege or any confidentiality obligation to which it is bound with respect thereto or take any action in violation of applicable Law.
(b)As of the date hereof, Seller shall permit Buyer, any member of Buyer Group, or any of their respective Affiliates, to contact and communicate with any (i) Contract counterparty or (ii) customer or supplier of the Sellers for the purpose of retaining such customer or supplier following Closing or evaluating whether to take assignment of such Contract.

Section 1.6Press Releases; Public Announcements; Communications. Concurrently with the execution and delivery of this Agreement, the Parties shall make a joint press release in form and substance reasonably satisfactory to Sellers and Buyer regarding the transactions contemplated herein. After notice to and consultation with Buyer, Sellers shall be entitled to disclose, if required by applicable Law or by order of the Bankruptcy Court, this Agreement and all information provided by Buyer in connection herewith to the Bankruptcy Court, the Committee, parties in interest in the Chapter 11 Cases and other Persons bidding on assets of Sellers. Other than statements made in the Bankruptcy Court (or in pleadings filed therein), no Party shall issue (prior to, on or after the Closing) any press release or make any public statement or public communication, including communications with Sellers’ customers, suppliers and employees that include Buyer’s position as a stalking horse bidder (other than as expressly provided in Section 5.5 and this Section 5.6), without the prior written consent of the other Parties, which shall not be unreasonably withheld or delayed, and in the case of Sellers’ press releases, public statements or public communications, including communications with Sellers’ customers, suppliers and employees that include Buyer’s position as a stalking horse bidder, Sellers shall provide Buyer opportunity to review and comment upon, and Sellers shall consider such comments in good faith, all such press releases, public statements or public communications; provided, however, (i) Sellers, without the prior consent of Buyer, may (A) issue such press release or make such public statement as may, upon the advice of counsel, be required by applicable Law or any Governmental Entity with competent jurisdiction and (B) communicate with its and its Affiliates’ investors and potential investors relating to the transactions contemplated by this Agreement and (ii) Buyer, without the prior consent of Sellers, may issue such press release or make such public statement, filing or disclosure as may, upon the advice of counsel, be required by applicable Law, including Securities and Exchange Commission rules and regulations, or any Governmental Entity with competent jurisdiction.
Section 1.7Risk of Loss. The risk of loss with respect to the Purchased Assets shall remain with the Sellers until the Closing. Until the Closing, the Sellers shall maintain in force the policies of property damage insurance under which any Purchased Asset or Subsidiary Asset is insured. In the event prior to the Closing any Purchased Asset or Subsidiary Asset is lost, damaged or destroyed and such loss, damage or destruction, individually or in the aggregate, has or would reasonably be expected to result in a Material Adverse Effect, then, subject to the rights of the Sellers’ lenders pursuant to any debtor in possession financing, the Buyer may require the Sellers and Plastiq Subsidiaries to assign to the Buyer the proceeds of any insurance payable as a result of the occurrence of such loss, damage or destruction.
Section 1.8Supplements to Schedules. From time to time up to the Closing, the Sellers shall promptly supplement or amend the Schedules that they have delivered with respect to any matter first existing or occurring following the date hereof that (a) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules, or (b) is necessary to correct any information in the Schedules that has been rendered inaccurate thereby; provided, in each case, that the disclosure provided in any such supplemented or amended schedule shall in no way be effective for purposes of the conditions set forth in Article VII or to cure any breach of representation or warranty that otherwise may have existed hereunder by reason of such matter.
ARTICLE VI
OTHER COVENANTS
The Parties agree as follows with respect to the period from and after the Closing, provided that (i) Sellers shall not incur any costs associated with the obligations hereunder and (ii) Sellers’ obligations hereunder shall only continue until the Chapter 11 Cases are closed or dismissed:
Section 1.1Cooperation. Each of the Parties shall cooperate with each other, and shall use their commercially reasonable efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Purchased Assets and Assumed Liabilities from Sellers to Buyer and to minimize the disruption to the Business resulting from the Contemplated Transactions.
Section 1.2Further Assurances. In case at any time from and after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement, subject to the terms and conditions of this Agreement and the terms and conditions of the Sale Order, at any Party’s request and sole cost and expense, each Party shall take such further action (including the execution and delivery to any other Party of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation and providing materials and information) as another Party may reasonably request as shall be necessary to transfer, convey and assign to Buyer all of the Purchased Assets, to confirm Buyer’s assumption of the Assumed Liabilities and to confirm Sellers’ retention of the Excluded Assets and Excluded Liabilities. Without limiting the generality of this Section 6.2, to the extent that either Buyer or Sellers discovers any additional assets or properties which the Parties mutually agree should have been transferred or assigned to Buyer as Purchased Assets but were not so transferred or assigned, Buyer and Sellers shall cooperate and execute and deliver any instruments of transfer or assignment necessary to transfer and assign such asset or property to Buyer. Without limiting the generality of this Section 6.2, to the extent that either Buyer or Sellers discovers any assets or properties which the parties mutually agree should have been retained by Sellers as Excluded Assets, Buyer and Sellers shall cooperate and execute and deliver any instruments of transfer or assignment necessary to transfer and assign such asset or property to Sellers. If any Seller, Buyer or any of their respective Subsidiaries, from time to time, identifies any Assumed Liability that was not transferred to Buyer, or any Excluded Liability that was transferred to Buyer, Sellers and Buyer shall use their commercially reasonable efforts to transfer those Liabilities to the correct party as promptly as reasonably practicable after Closing.
Section 1.3Availability of Business Records. From and after the Closing, Buyer shall promptly provide to Sellers and their respective Representatives (after reasonable notice and during normal business hours and without charge to Sellers) access to all Records included in the Purchased Assets for periods prior to the Closing and reasonable access to Transferred Employees to the extent such access is necessary in order for Sellers (as applicable) to comply with applicable Law or any contract to which it is a party, for liquidation, winding up, Tax reporting or other proper purposes and so long as such access is subject to an obligation of confidentiality, and shall preserve such Records until the latest of (i) seven (7) years after the Closing Date, (ii) the required retention period for all government contact information, records or documents, (iii) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases or (iv) in the case of Records related to Taxes, the expiration of the statute of limitation applicable to such Taxes. Such access shall include access to any information in electronic form to the extent reasonably available. Buyer acknowledges that Sellers have the right to retain originals or copies of all Records included in the Purchased Assets for periods prior to the Closing. Prior to destroying any Records included in the Purchased Assets for periods prior to the Closing, Buyer shall notify Sellers thirty (30) days in advance of any such proposed destruction of its intent to destroy such Records, and Buyer shall permit Sellers to retain such Records, at Sellers’ cost and expense. With respect to any Litigation and claims that are Excluded Liabilities, Buyer shall render all reasonable assistance that Sellers may request in defending or prosecuting such Litigation or claim and shall make available to Sellers such personnel as are most knowledgeable about the matter in question, all without charge. Without limitation of any of the foregoing, such assistance by Buyer to Sellers shall include reasonable assistance to Sellers by the Transferred Employees after the Closing with respect to the wind down of the Chapter 11 Cases, which shall include during the pendency of the Chapter 11 Cases, maintaining the accounting infrastructure and assisting in the compilation of the monthly operating reports and other reporting and filings that are required to be filed with the Bankruptcy Court.
Section 1.4Employee Matters.
(a)Prior to the Closing, Buyer shall offer (or cause a designee of Buyer to offer), by written offer letter outlining the terms and conditions of the offer of employment, to employ certain Current Employees (as determined solely by Buyer prior to Closing), copies of which offers Buyer will deliver to Sellers and Sellers will deliver to the intended Current Employees, in each case prior to Closing. For purposes of this Agreement, each Current Employee who receives and accepts such offer of employment prior to the Closing and commences work with Buyer immediately after the Closing Date shall be referred to herein as a “Transferred Employee”; provided, however, no Current Employee who is on a visa shall become a Transferred Employee, without Buyer’s acknowledgement and consent to such Current Employee becoming a Transferred Employee. Except to the extent Sellers fail to comply in any material respects with Section 6.4(c)(i) and Section 6.4(c)(iii), Buyer hereby agrees that the written offer to a Current Employee shall include a level of base salary, wages and annual bonus opportunities (excluding equity-based incentives) that are substantially comparable in the aggregate to the base salary, wages and annual cash bonus opportunities (excluding equity-based incentives) provided to such Current Employee by Sellers as of the Closing Date.
(b)Other than the Assumed Liabilities, Sellers shall bear responsibility for all Liabilities arising out of, relating to, or with respect to any compensation and employee benefits, as well as any other labor or employment-related liability, relating to the employment or other service or termination of employment or other service with the Sellers and their Affiliates of any current or former directors, officers, managers, employees, consultants or other service providers of any Seller or any ERISA Affiliate, or any spouse, dependent or beneficiary thereof.
(c)Following the date of this Agreement:
i.Sellers will allow Buyer and its Representatives reasonable access upon reasonable advance notice to meet with and interview during normal business hours, Current Employees;
ii.Sellers shall not, nor shall any Seller authorize or direct or give express permission to any Affiliate, officer, director, manager, employee, consultant or other service providers of Seller or any Affiliate to, (A) interfere with Buyer’s or its Representatives’ rights under Section 6.4(a) to make offers of employment to any Current Employee, or (B) solicit or encourage any Current Employee not to accept, or to reject, any such offer of employment;
iii.Sellers shall provide reasonable cooperation and information to Buyer and its Representative as reasonably requested by Buyer or such Representative with respect to its determination of the current terms and conditions of employment for any Current Employee;
iv.Sellers shall provide all information reasonably requested by Buyer to determine the status as full-time employees under the Patient Protection and Affordable Care Act of 2010, as amended of any Current Employee who is offered employment with the Buyer;
v.Sellers shall process the payroll for and pay, or cause to be paid, the base wages, base salary, bonuses and benefits that are due and payable with respect to all Current Employees and Former Employees in connection with their employment or other service with Sellers. Sellers shall withhold and remit all applicable payroll taxes as required by Law, and pay the related employer portion of any such taxes. with respect to all Current Employees and Former Employees of Sellers with respect to such payments; and
vi.None of the foregoing shall be construed as requiring, and neither Sellers nor any of their Affiliates shall take any affirmative action that would have the effect of requiring, Buyer to continue any specific Employee Benefit Plan or to continue the employment of any specific person on or after the Closing Date. Nothing in this Agreement is intended to establish, create or amend, nor shall anything in this Agreement be construed as establishing, creating or amending, any employee benefit plan, practice or program of Buyer, any of its Affiliates or any of the Employee Benefit Plans, nor shall anything in this Agreement create or be construed as creating any contract of employment or as conferring upon any Transferred Employee or upon any other person, other than the parties to this Agreement in accordance with its terms, any rights to enforce any provisions of this Agreement under ERISA or otherwise. This Section shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section.

(d)Except for the Assumed Liabilities, Buyer is not assuming nor shall it be liable or have any Liabilities with respect to any Employee Benefit Plan or any other compensation and/or benefits in connection with Sellers’ employment of any Current Employee or Former Employees or their spouses, dependents and beneficiaries, and Buyer shall not be obligated to continue or provide to any Transferred Employees any particular compensation or benefit or component thereof. Except for the Assumed Liabilities, Sellers shall remain liable for all liabilities and obligations and claims incurred under the Employee Benefit Plans, whether arising prior to, on or after the Closing Date. Sellers shall be exclusively responsible for all liabilities and obligations arising from Seller’s employment or other service or termination of employment or other service of any Current Employee or Former Employer (including any severance and other similar costs) relating to their employment o rother service with Sellers or their predecessors, and all such liabilities will constitute Excluded Liabilities under this Agreement.
Section 1.5Recording of Intellectual Property Assignments. All of the Intellectual Property Assignments shall be recorded and filed by Buyer (at Buyer’s sole cost and expense) with the appropriate Governmental Entities as promptly as practicable following the Closing.
Section 1.6Transfer Taxes. To the extent not exempt under section 1146 of the Bankruptcy Code, Buyer shall pay any and all sales, use, stamp, documentary, registration, transfer (including real estate transfer tax), stock transfer, registration, gross receipts, duty, securities transactions, stamp, documentary, registration, transfer, added value or similar Tax (each, a “Transfer Tax”) imposed under any applicable Law in connection with the transactions contemplated by this Agreement, regardless of the Person liable for such Transfer Taxes under applicable Law. Sellers and Buyer shall cooperate to prepare any Tax Returns required to be filed in connection with Transfer Taxes described in the immediately preceding sentence. The Party that is responsible under applicable law to file such Tax returns, shall timely file such returns.
Section 1.7Section 6.7    Release. Effective upon the Closing, Sellers, on behalf of themselves and their respective past, present and future subsidiaries, parents, divisions, Affiliates, agents, representatives, insurers, attorneys, successors and assigns (collectively, the “Seller Releasing Parties”), hereby release, remise, acquit and forever discharge (i) the Buyer and its past, present and future subsidiaries, parents, divisions, Affiliates, agents, representatives, insurers, attorneys, successors and assigns, and each of its and their respective directors, managers, officers, employees, , attorneys, contractors, subcontractors, independent contractors, owners and insurance companies (collectively, the “Buyer Released Parties”), from any and all claims, demands, causes of action, disputes, controversies, suits, cross-claims, torts, losses, attorneys’ fees and expenses, obligations, agreements, covenants, damages, Liabilities, costs and expenses arising on or prior to the Closing Date, whether known or unknown, whether anticipated or unanticipated, whether claimed or suspected, whether fixed or contingent, whether yet accrued or not, whether damage has resulted or not, whether at law or in equity, whether arising out of agreement or imposed by statute, common law of any kind, nature, or description, including, without limitation as to any of the foregoing, any claim by way of indemnity or contribution, which any Seller Releasing Party has, may have had or may hereafter assert against any Buyer Released Party and (ii) any claim, right or interest of Sellers (whether known or unknown, whether anticipated or unanticipated, whether claimed or suspected, whether fixed or contingent, whether yet accrued or not, whether at law or in equity, whether arising out of agreement or imposed by statute, common law of any kind, nature, or description) in the Purchased Assets; provided, that notwithstanding the foregoing, Seller Releasing Parties do not in any event release Buyer from its obligations under this Agreement, including the Assumed Liabilities, or from acts or omissions constituting gross negligence or willful misconduct. In addition, if Sellers file a Chapter 11 plan, such plan shall be consistent with this Agreement in all respects and will include releases and exculpation provisions in favor of Buyer Released Parties to the maximum extent permitted by law.
Section 1.8Collection of Accounts Receivable.
(a)As of the Closing Date, each Seller hereby (i) authorizes Buyer to open any and all mail addressed to any Seller relating to the Business or the Purchased Assets and delivered to the offices of the Business or otherwise to Buyer if received on or after the Closing Date and (ii)

appoints Buyer or its attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Buyer after the Closing Date with respect to Accounts Receivable that are Purchased Assets or accounts receivable relating to work performed by Buyer after the Closing, as the case may be, made payable or endorsed to any Seller or Sellers’ order, for Buyer’s own account.
(b)As of the Closing Date, each Seller agrees that any monies, checks or negotiable instruments received by any Seller after the Closing Date with respect to Accounts Receivable that are Purchased Assets or accounts receivable relating to work performed by Buyer after the Closing, as the case may be, shall be held in trust by such Seller for Buyer’s benefit and account, and promptly upon receipt by a Seller of any such payment (but in any event within one (1) Business Day of such receipt), such Seller shall pay over to Buyer or its designee the amount of such payments. In addition, Buyer agrees that, after the Closing, it shall hold and shall promptly transfer and deliver to Sellers, from time to time as and when received by Buyer or its Affiliates, any cash, checks with appropriate endorsements, or other property that Buyer or its Affiliates may receive on or after the Closing which properly belongs to Sellers hereunder, including any Excluded Assets.
(c)As of the Closing Date, Buyer shall have the sole authority to bill and collect Accounts Receivable that are Purchased Assets and accounts receivable relating to work performed by Buyer after the Closing.
Section 1.9Data Privacy Protection. Buyer acknowledges that the Purchased Assets include PII within the meaning of section 363(b) of the Bankruptcy Code, along with associated personal information about the Sellers’ customers. In connection with the same, Buyer agrees to: (i) employ appropriate security controls and procedures (technical, operational and managerial) to protect PII and personal information, (ii) abide by all applicable Laws and regulations with respect to PII and (iii) take such further actions with respect to PII as may be agreed between the Parties. Buyer agrees that it shall, absent a customer’s express consent received after adequate notice: (a) abide by the Sellers’ privacy policies and privacy-related covenants made in Sellers’ terms of service that were in effect as of the Petition Date, (b) respect prior requests of customers to opt out of receipt of marketing messages (to the extent Sellers make Buyer aware of such requests; provided that Buyer shall seek to obtain such information from Sellers), and (c) use personal information only for the purposes of continuing Business operations and continuing to provide similar goods and services to customers, including marketing the products and services related to Purchased Assets. Buyer shall require express consent of a customer for any additional use of PII or personal information or before making material changes to the privacy policies that weaken a customer’s consumer protection. Furthermore, to the extent PII includes any social security numbers, Buyer shall limit such use to tax reporting purposes, and shall purge such information from its databases when such information is no longer required for that purpose.
Section 1.10Confidentiality.
(a)Buyer acknowledges that it has had access to and the use of Confidential Information concerning the Business and the Purchased Assets, and that the protection of such Confidential Information is necessary to protect and preserve the value of the Business and the Purchased Assets after the Closing. Until the Closing, Buyer shall not directly or indirectly, without the prior written consent of Sellers, disclose to any third party or use any Confidential Information involving or relating to the Business or the Purchased Assets, except as necessary to fulfill its obligations under this Agreement or the Related Agreements or as is required to be disclosed in the Bankruptcy Case.
(b)Sellers acknowledge that the success of the Business after the Closing depends upon the continued preservation of the Confidential Information possessed by Sellers and their Affiliates, that the preservation of the Confidential Information by Sellers and their Affiliates is an essential premise of the bargain between Sellers, on the one hand, and Buyer, on the other hand, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.10. Accordingly, from and after the Closing Date, Sellers shall not, and shall cause their

Affiliates and their Affiliates’ Representatives to not, at any time after Closing, directly or indirectly, without the prior written consent of Buyer, disclose to any third party or use any Confidential Information involving or relating to the Business or the Purchased Assets. For the purposes of this Section 6.10.
(c)Should any Party or any of its Affiliates or Representatives be required to disclose any such Confidential Information in response to an Order or as otherwise required by Law or administrative process, to the extent permitted by applicable Law, subpoena or other court process, such Party will inform the other Party in writing of such request or obligation as soon as possible after such Party is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the Party wishing to protect such information.
(d)The provisions of this Section 6.10 shall expressly survive Closing.
ARTICLE VII
CONDITIONS TO CLOSING
Section 1.1Conditions to Buyer’s Obligations. Subject to Section 7.3, Buyer’s obligation to consummate the Contemplated Transactions in connection with the Closing is subject to satisfaction or waiver of the following conditions:
(a)as of the date hereof and as of the Closing (in each case, except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), (i) each representation or warranty contained in Section 3.1, Section 3.2 and Section 3.10 shall be true and correct in all respects other than de minimis exceptions, and (ii) each other representation or warranty set forth in Article III shall be true and correct in all respects, except where the failure of such representations and warranties referred to in this clause (ii) to be true and correct, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a Material Adverse Effect; provided, however, that for purposes of determining the accuracy of representations and warranties referred to in clause (ii) for purposes of this condition, all qualifications as to “materiality” and “Material Adverse Effect” contained in such representations and warranties shall be disregarded;
(b)Sellers shall have performed and complied with their covenants and agreements hereunder to the extent required to be performed prior to the Closing in all material respects, and Sellers shall have caused the documents and instruments required by Section 2.8(a) to be delivered to Buyer (or tendered subject only to Closing);
(c)no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Decree that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting the consummation of the Closing;
(d)(i) (A) the Bankruptcy Court shall have entered the Sale Procedures Order by the Sale Procedures Order Deadline and the Sale Order by the Sale Order Deadline, and (B) the Sale Procedures Order and the Sale Order shall each be a Final Order on the Closing Date; and (ii) the Sale Procedures Orders and the Sale Order, as entered by the Bankruptcy Court, shall not modify the terms and conditions of this Agreement or the transactions contemplated hereby in such a manner as to result in a diminution in the benefits of this Agreement to the Buyer;
(e)the Bankruptcy Court shall not have entered any order (i) appointing a trustee or examiner with respect to the Chapter 11 Cases, (ii) converting the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or (iii) dismissing the Chapter 11 Cases;
(f)from the date of this Agreement until the Closing Date, there shall not have occurred and be continuing any Material Adverse Effect;

(g)all Consents required under applicable Law, if any, for Buyer to take assignment at Closing of any Assignable Contracts, shall have been obtained;
(h)the Exchange Agreement shall be in full force and effect; and
(i)Sellers shall have delivered a certificate from an authorized officer of Sellers to the effect that each of the conditions specified in Section 7.1(a), Section 7.1(b) and Section 7.1(f) has been satisfied.
Section 1.2Conditions to Sellers’ Obligations. Subject to Section 7.3, Sellers’ obligation to consummate the Contemplated Transactions in connection with the Closing are subject to satisfaction or waiver of the following conditions:
(a)as of the date hereof and as of the Closing (in each case, except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), (i) each representation or warranty contained in Section 4.1, Section 4.2 or Section 4.3 shall be true and correct in all respects other than de minimis exceptions, and (ii) each other representation or warranty set forth in Article IV shall be true and correct in all material respects, except where the failure of such representations and warranties referred to in this clause (ii) to be true and correct, individually or in the aggregate with other such failures, would not reasonably be expected to materially prevent, restrict or delay the consummation of the Contemplated Transactions or by any Related Agreement; provided, however, that for purposes of determining the accuracy of representations and warranties referred to in clause (ii) for purposes of this condition, all qualifications as to “materiality” and “Material Adverse Effect” contained in such representations and warranties shall be disregarded;
(b)Buyer shall have performed and complied with its covenants and agreements hereunder to the extent required to be performed prior to the Closing in all material respects, and Buyer shall have caused the documents, instruments and payments required by Section 2.8(b) to be delivered to Sellers (or tendered subject only to Closing);
(c)no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Decree that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting the consummation of the Closing;
(d)the Sale Order shall have been entered by the Bankruptcy Court and shall not be subject to a stay pending appeal; and
(e)Buyer shall have delivered a certificate from an authorized officer of Buyer to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) has been satisfied.
Section 1.3No Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on the failure of any condition to its obligation to consummate the Contemplated Transactions set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts with respect to those matters contemplated by the applicable Sections of this Agreement to satisfy the conditions to the consummation of the Contemplated Transactions or other breach of a representation, warranty or covenant hereunder.
Section 1.4Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VII that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing.
ARTICLE VIII
TERMINATION
Section 1.1Termination of Agreement. This Agreement may be terminated in accordance with this Article VIII and the Contemplated Transactions abandoned at any time prior to the Closing:

(a)by the mutual written consent of Buyer, on the one hand, and Sellers, on the other hand;
(b)by written notice of either Buyer or Sellers, upon the issuance by any Governmental Entity of a Decree restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions or declaring unlawful the transactions contemplated by this Agreement, and such Decree having become final, binding and non-appealable; provided that no termination may be made by a Party under this Section 8.1(b) if the issuance of such Decree was caused by the breach or action or inaction of such Party;
(c)by written notice of either Buyer or Sellers, if the Closing shall not have occurred on or before July 31, 2023 (the “Outside Date”); provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Closing to have occurred by the Outside Date was caused by the breach or action or inaction of such Party;
(d)by written notice of either Buyer or Sellers, if the Chapter 11 Cases are dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner is appointed in the Chapter 11 Cases;
(e)by Buyer by giving written notice to Sellers at any time prior to Closing (i) in the event there has been a breach of or inaccuracy in any representation or warranty made by Sellers in this Agreement or if Sellers have breached any covenant contained in this Agreement in any respect, which breach, inaccuracy or failure to perform (A) gives rise to a failure of the conditions set forth in Sections 7.1(a) or 7.1(b) to be satisfied and (B) (y) is not capable of being cured by the Outside Date or (z) if capable of being cured by the Outside Date, is not cured by the earlier of the Outside Date and fifteen (15) days after delivery by Buyer of written notice to Sellers of such breach, or (ii) in the event that any condition set forth in Section 7.1 shall become incapable of being satisfied by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants hereof to be performed or complied with by it prior to the Closing, and such condition is not waived by Buyer;
(f)by Sellers by giving written notice to Buyer at any time prior to Closing (i) in the event there has been a breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement or if Buyer has breached any covenant contained in this Agreement in any respect, which breach, inaccuracy or failure to perform (A) gives rise to a failure of the conditions set forth in Sections 7.2(a) or 7.2(b) to be satisfied and (B) (y) is not capable of being cured by the Outside Date or (z) if capable of being cured by the Outside Date, is not cured by the earlier of the Outside Date and fifteen (15) days after delivery by Sellers of written notice to Buyer of such breach, or (ii) in the event that any condition set forth in Section 7.2 shall become incapable of being satisfied by the Outside Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants hereof to be performed or complied with by them prior to the Closing, and such condition is not waived by Sellers;
(g)by written notice from Sellers to Buyer, if all of the conditions set forth in Section 7.1 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived and Buyer fails to complete the Closing at the time required by Section 2.7;
(h)automatically and without any action or notice by Sellers to Buyer, or Buyer to Sellers, immediately upon the consummation of an Alternate Transaction approved by the Bankruptcy Court; or
(i)by written notice from Buyer to Sellers if: (i) the Bankruptcy Court does not enter the Sale Procedure Order by the Sale Procedures Order Deadline; (ii) the Bankruptcy Court does not enter the Sale Order by the Sale Order Deadline; or (iii) following entry of the Sale Order or the Sale Procedures Order, either the Sale Order or the Sale Procedures Order is stayed, reversed, modified, vacated or amended in any material respect without the prior written consent of Buyer (such consent not to be unreasonably withheld), and such stay, reversal, modification, vacation or amendment is not eliminated within fourteen (14) days of any such stay, reversal, modification, vacation or amendment;
(j)by written notice from Buyer to Sellers if the DIP Agreement matures or is in default (unless otherwise extended or waived by the DIP Lender);
(k)by written notice from Buyer to Sellers if the Bankruptcy Court approves a disclosure statement with respect to a Chapter 11 plan filed by any party other than Sellers; or
(l)by written notice from Buyer to Sellers if Seller files a Chapter 11 plan without the consent of Buyer.
Notwithstanding anything to the contrary contained herein, in no event may Buyer terminate this Agreement under Section 8.1(e) on account of Buyer’s failure to satisfy the conditions contained in sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to any proposed Assumed Contract.
Section 1.2Procedure upon Termination. In the event of termination and abandonment by Buyer, on the one hand, or Sellers, on the other hand, or both, pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned, without further action by Buyer or Sellers. If this Agreement is terminated pursuant to any of Sections 8.1(a)-(e) or Sections 8.1(h)-(l) (regardless of simultaneous occurrence of any other condition set forth in Section 8.1), the Deposit will be returned to Buyer pursuant to procedures in Section 2.10.
Section 1.3Breakup Fee and Expense Reimbursement. If this Agreement is terminated pursuant to Section 8.1(h), in addition to the return of Deposit pursuant to Section 2.10, Sellers shall immediately pay Buyer from the proceeds of the Alternate Transaction an expense reimbursement of actual, necessary and documented out of pocket expenses associated with diligence of the Sellers in connection with Buyer becoming the stalking horse bidder and negotiations and documentation of this Agreement and pleadings and papers related thereto (the “Expense Reimbursement”) and, a breakup fee equal to three percent (3.0%) of the Purchase Price (the “Breakup Fee”); provided that the combined Expense Reimbursement and Breakup Fee shall not exceed five percent (5.0%) of the Purchase Price. Sellers’ obligation to pay the Breakup Fee and Expense Reimbursement pursuant to this Section 8.3 shall be subject to Bankruptcy Court approval and shall survive termination of this Agreement and shall constitute an administrative expense of Sellers to be paid solely out of proceeds of an Alternate Transaction; provided, however, that if Blue Torch submits a Qualified Bid to purchase substantially all of the Purchased Assets through a credit bid of its Secured Debt and any amounts owing under the DIP Agreement, then Sellers shall cause Blue Torch to deposit cash equal to the Breakup Fee and Expense Reimbursement in escrow for the benefit of Buyer in the event such Qualified Bid shall be determined by Sellers and the Bankruptcy Court to be winning bidder to acquire the Purchased Assets, and such escrowed Breakup Fee and Expense Reimbursement shall be paid by Sellers to Buyer via wire transfer of immediately available funds to an account designated by Buyer within one (1) Business Day of the closing of such transaction with Blue Torch. If Buyer is entitled to receipt of the Breakup Fee and Expense Reimbursement pursuant to this Section 8.3, the receipt of the Breakup Fee and Expense Reimbursement shall (i) be paid by wire transfer of immediately available funds to an account designated by Buyer within one (1) Business Day of any such termination and (ii) be the liquidated damages of Buyer and Buyer’s sole and exclusive remedy for the breach by Sellers of this Agreement.
Section 1.4Effect of Termination.
(a)Except as otherwise expressly set forth in this Agreement, nothing herein shall relieve any Party from Liability for any breach of covenant occurring prior to any termination of this Agreement.

(b)No termination of this Agreement pursuant to Section 8.1 shall be effective until written notice thereof is given to the non-terminating Party specifying the provision hereof pursuant to which such termination is made. If the transactions contemplated hereby are not consummated this Agreement shall become null and void and of no further force and effect (except that Article I (Definitions), Section 2.10 (Earnest Money Deposit), Section 6.10 (Confidentiality), Article IX (Miscellaneous), and this Article VIII (Termination) shall survive any such termination).
(c)Nothing herein shall preclude either of the Parties from exercising their remedies under Section 9.1.
ARTICLE IX
MISCELLANEOUS
Section 1.1Remedies. (i) Each Party recognizes that if such Party breaches or refuses to perform any covenant hereunder, monetary damages alone would not be adequate to compensate the non-breaching Party or Parties for their injuries, (ii) the non-breaching Party or Parties shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of, or to enjoin the violation of, the terms of such covenants, (iii) if any action, claim or proceeding is brought by the non-breaching Party to enforce such covenants, the Party in breach shall waive the defense that there is an adequate remedy at law, (iv) each Party agrees to waive any requirement for the security or posting of any bond in connection with any action, claim or proceeding seeking specific performance of, or to enjoin the violation of, such covenants, and (v) each Party agrees that the only permitted objection that it may raise in response to any action for specific performance of such covenants is that it contests the existence of a breach or threatened breach of such covenants.
Section 1.2Expenses. Except as otherwise provided in this Agreement or a Related Agreement, Sellers and Buyer shall bear their own expenses, including attorneys’ fees, incurred in connection with the negotiation and execution of this Agreement, the Related Agreements and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Contemplated Transactions. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing Party in such action or proceeding (i.e., the Party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be entitled to have and recover from the non-prevailing Party such costs and expenses (including, but not limited to, all court costs and reasonable attorneys’ fees) as the prevailing Party may incur in the pursuit or defense thereof.
Section 1.3Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or among the Parties, written or oral, with respect to the subject matter hereof.
Section 1.4Incorporation of Schedules, Exhibits and Disclosure Schedule. The schedules, appendices and exhibits to this Agreement, and the documents and other information made available in the Disclosure Schedule are incorporated herein by reference and made a part hereof.
Section 1.5Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party except as expressly provided herein. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 9.5 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
Section 1.6Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of all Parties; provided, however, that Buyer shall be permitted to assign any of its rights hereunder to one or more of its Affiliates, as designated by Buyer in writing to Sellers; provided, however, Buyer shall remain jointly and severally liable with such Affiliates for all of its obligations under this Agreement after any such assignment; provided, further, that Sellers shall be permitted to assign any of their rights hereunder pursuant to a confirmed Chapter 11 plan or pursuant to an order of the Bankruptcy Court.
Section 1.7Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) when sent by email (with written confirmation of transmission); or (iv) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to any Sellers, then to:
Plastiq Inc.
360 9th Street,
San Francisco, CA 94103
Attn: Vladimir Kasparov, Chief Restructuring Officer
Email: vkasparov@pppllc.com
with a copy to:
Young Conaway Stargatt & Taylor, LLP
Rodney Square, 1000 North King Street
Wilmington, DE 19801
Attention: Craig Grear and Matthew Lunn
Email: cgrear@ycst.com; mlunn@ycst.com
If to Buyer, then to:
Plastiq, Powered By Priority, LLC
2001 Westside Parkway, Suite 155
Alpharetta, GA 30004
Attention: Brad Miller, General Counsel
Email: brad.miller@prth.com
with copies (which shall not constitute notice) to:
Troutman Pepper Hamilton Sanders, LLP
600 Peachtree Street NE, Suite 3000
Atlanta, GA 30308
Attention: Matthew R. Brooks
Email: matthew.brooks@troutman.com
Attention: James W. Stevens
Email: james.stevens@troutman.com

Any Party may change the mailing address or email address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth in this Section 9.7.
Section 1.8Governing Law; Jurisdiction. This Agreement shall in all aspects be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, and the obligations, rights and remedies of the Parties shall be determined in accordance with such Laws. The Parties agree that any Litigation one Party commences against any other Party pursuant to this Agreement shall be brought exclusively in the Bankruptcy Court and each of the Parties hereby irrevocably consents to the jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in the Bankruptcy Court or that any such suit, action or proceeding which is brought in the Bankruptcy Court has been brought in an inconvenient forum; provided that if the Bankruptcy Court is unwilling or unable to hear any such Litigation, then the courts of the State of Delaware, sitting in New Castle County, Delaware, and the federal courts of the United States of America sitting in New Castle County, Delaware, shall have exclusive jurisdiction over such Litigation.
Section 1.9Consent to Service of Process. Each of the Parties hereby consents to process being served by any Party, respectively, in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.9.
Section 1.10WAIVERS OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE RELATED AGREEMENTS OR THE CONTEMPLATED TRANSACTIONS OR THEREBY.
Section 1.11Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability in any one jurisdiction affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 1.12No Third Party Beneficiaries. Except with respect to Buyer Releasees pursuant to Section 2.10, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
Section 1.13No Survival of Representations, Warranties and Agreements. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such party prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then until the close or dismissal of the Chapter 11 Cases, and nothing in this Section 9.13 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. Buyer and Sellers acknowledge and agree, on their own behalf and, with respect to Buyer,

Buyer Group, that the agreements contained in this Section 9.13 (a) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing until the close or dismissal of the Chapter 11 Cases; and (b) are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 9.13, none of the Parties would enter into this Agreement.
Section 1.14Non-Recourse. This Agreement may only be enforced against, and any Litigation based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party to this Agreement will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any Litigation based upon, arising out of or related to this Agreement.
Section 1.15No Right of Set-Off. Buyer, on its own behalf and on behalf of Buyer Group and its and their respective successors and permitted assigns, hereby waives any rights of set-off, netting, offset, recoupment, or similar rights that Buyer, any member of Buyer Group or any of its or their respective successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Buyer pursuant to this Agreement or any other document or instrument delivered by Buyer in connection herewith.
Section 1.16Construction. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa. The word “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereto” and “hereby,” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Unless expressly stated in connection therewith or the context otherwise requires, the phrase “relating to the Business” and other words of similar import shall be deemed to mean “relating to the operation of the Business as conducted as of the date hereof.” Except as otherwise provided herein, references to Articles, Sections, clauses, subclauses, subparagraphs, Schedules, Exhibits, Appendices and the Disclosure Schedule herein are references to Articles, Sections, clauses, subclauses, subparagraphs, Schedules, Appendices, Exhibits and the Disclosure Schedule of this Agreement. Any reference herein to any Law (or any provision thereof) shall include such Law (or any provision thereof) and any rule or regulation promulgated thereunder, in each case, including any successor thereto, and as it may be amended, modified or supplemented from time to time. Any reference herein to “dollars” or “$” means United States dollars.
Section 1.17Computation of Time. In computing any period of time prescribed by or allowed with respect to any provision of this Agreement that relates to Sellers or the Chapter 11 Cases, the provisions of rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply.
Section 1.18Mutual Drafting. Each of the Parties has participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 1.19Disclosure Schedule. The Disclosure Schedule has been arranged for purposes of convenience in separately numbered Sections corresponding to the Sections of this Agreement and each Section of the Disclosure Schedule will deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Sellers that are set forth in the corresponding section or subsection of this Agreement; and (b) other representations and warranties of Seller that are set forth in the Agreement only to the extent that it is reasonably apparent on the face of such disclosure that it is an exception to (or, as applicable, a disclosure for purposes of) such representation or warranty. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meaning given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedule or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business or consistent with past practice, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedule or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedule or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Schedule will be deemed to broaden in any way the scope of the parties’ representations and warranties. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement, or item which terms will be deemed disclosed for all purposes of this Agreement. The information contained in this Agreement, in the Disclosure Schedule and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of contract.
Section 1.20Headings; Table of Contents. The Section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 1.21Counterparts; Facsimile and Email Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile or email with scan attachment copies, each of which shall be deemed an original.
Section 1.22Time of Essence. Time is of the essence of this Agreement.
Section 1.23“AS-IS” TRANSACTION. THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN (INCLUDING IN ARTICLE III HEREOF, BUT AS OTHERWISE LIMITED HEREBY), THE SELLERS MAKE NO (AND THE SELLERS EXPRESSLY DISCLAIM AND NEGATE ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE OPERATION OR CONTINUED OPERATION OF THE BUSINESS, THE PURCHASED ASSETS OR ANY OTHER MATTER WHATSOEVER, INCLUDING INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE BUSINESS OR THE PURCHASED ASSETS, THE PHYSICAL CONDITION OF ANY PART OF THE PURCHASED ASSETS, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY LEASED REAL PROPERTY, THE ZONING OF ANY SUCH LEASED REAL PROPERTY, THE VALUE OF THE BUSINESS OR THE PURCHASED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE PURCHASED ASSETS, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE FUTURE RELATIONSHIP OR STABILITY OF THE CUSTOMERS OR VENDORS OF THE BUSINESS OR OF THE TRANSFERRED EMPLOYEES, THE TITLE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PURCHASED ASSETS OR THE BUSINESS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN (INCLUDING IN ARTICLE III HEREOF, BUT AS OTHERWISE LIMITED HEREBY), THE SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO

ANY PORTION OF THE PURCHASED ASSETS. THE BUYER FURTHER ACKNOWLEDGES THAT EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN (INCLUDING IN ARTICLE III HEREOF, BUT AS OTHERWISE LIMITED HEREBY), SUBJECT TO THE BUYER’S RIGHTS UNDER THIS AGREEMENT, THE BUYER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND WITHOUT RECOURSE AGAINST THE SELLERS.
[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGE TO
ASSET PURCHASE AGREEMENT
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
SELLERS:
PLASTIQ INC.
By
Name:
Title:
PLV INC.
By
Name:
Title:
NEARSIDE BUSINESS CORP.
By
Name:
Title:
BUYER:
PLASTIQ, POWERED BY PRIORITY, LLC
By
Name:
Title:

EXHIBIT A
Exchange Agreement Terms

Upon the Closing, Buyer will issue Blue Torch up to 25,000 units of preferred equity in Buyer in exchange for Blue Torch’s release of any and all Liens, Claims and encumbrances on the Purchased Assets whether under the Secured Debt, the DIP Agreement or otherwise, to equal an amount of consideration calculated as follows:
The sum of (i) “Obligations” secured by “Collateral” (each as defined under the Financing Agreement) (which amount is estimated to be $43.3 million as of May 22, 2023 and which shall not be increased by any interest that accrues following the filing of the Chapter 11 Cases, or otherwise), less (ii) the Cash Payment (solely to the extent paid to Blue Torch), plus (iii) the “DIP Obligations” (as defined in the Final DIP Order) not to exceed $7.38 million.

EXHIBIT B
Letter Agreement Terms
Upon the Closing, Buyer will (i) issue to Colonnade 5% common equity in Buyer and (ii) pay Colonnade as and when provided in the Letter Agreement $2 million in exchange for Colonnade’s release of any and all liens, claims, encumbrances, demands, or causes of action of any kind and of every nature whatsoever against the Purchased Assets and the Sellers, including their affiliates, subsidiaries, officers, directors, shareholders, agents, attorneys, advisors, and employees, arising from or related to the Agreement and Plan of Merger, by and between Colonnade and Plastiq, dated as of August 3, 2022, collectively estimated at approximately $69.7 million (including approximately $57.5 million in damages and $12.185 million in out-of-pocket expenditures).
As between the parties to the Letter Agreement, the Letter Agreement not this Agreement shall control.

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EXHIBIT C
FORM OF BILL OF SALE
This Bill of Sale, dated as of [________], 2023 (this “Bill of Sale”), is made and entered into by and among PLASTIQ INC., PLV INC. AND NEARSIDE BUSINESS CORP., (“Sellers”) and PLASTIQ, POWERED BY PRIORITY, LLC, a Delaware limited liability company (together with its permitted successors, designees and assigns, “Buyer”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement, dated as of May 23, 2023 (the “Asset Purchase Agreement”), by and among Buyer and Sellers.
WHEREAS, pursuant to sections 105, 363 and 365 of the Bankruptcy Code and the Asset Purchase Agreement, Sellers have, among other things, agreed to sell, transfer, assign, convey and deliver to Buyer and Buyer has agreed to purchase, acquire and accept from Sellers, upon the terms and conditions set forth in the Asset Purchase Agreement, all of the right, title and interest of Sellers in and to the Purchased Assets, free and clear of all Liens (other than Permitted Liens); and
WHEREAS, Sellers desire to deliver to Buyer such instruments of sale, transfer assignment, conveyance and delivery as are required to vest in Buyer all of Sellers’ right, title and interest in and to the Purchased Assets;
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the Asset Purchase Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Each Seller hereby sells, transfers, assigns, conveys and delivers to Buyer all of its right, title and interest in and to the Purchased Assets, free and clear of all Liens (other than Permitted Liens).
2.From time to time after the Closing Date, each party shall, upon the reasonable request of the other, execute and deliver or cause to be executed and delivered such further instruments of sale, conveyance, assignment, transfer and assumption, and take such further action, as may reasonably be requested in order to more effectively carry out the purposes and intent of the Asset Purchase Agreement and this Bill of Sale.
3.This Bill of Sale is being executed by Sellers and Buyer and shall be binding upon each of Sellers and Buyer, their respective successors and assigns, for the respective uses and purposes herein set forth and referred to, and shall be effective as of the date hereof.
4.No provision of this Bill of Sale, express or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any remedy or claim under or by reason of this Bill of Sale or any term, covenant or condition hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Bill of Sale shall be for the sole and exclusive benefit of each of Sellers and Buyer, their respective successors and permitted assigns.
5.None of the provisions of this Bill of Sale may be amended or waived except if such amendment or waiver is in writing and is signed, in the case of an amendment, by Sellers and Buyer, or in the case of a waiver, by the party(ies) against whom the waiver is to be effective.
6.This Bill of Sale is subject in all respects to the terms and conditions of the Asset Purchase Agreement. Nothing contained in this Bill of Sale shall be deemed to supersede, enlarge or modify any of the representations, warranties, covenants or other agreements contained in the Asset Purchase Agreement, all of which survive the execution and delivery of this Bill of Sale as provided by, and subject to the limitations set forth in, the Asset Purchase Agreement. To the extent any provision of this Bill of Sale is inconsistent with the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall govern and control.
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7.EXCEPT AS AND TO THE EXTENT PROVIDED IN THE ASSET PURCHASE AGREEMENT, SELLERS EXPRESSLY AND SPECIFICALLY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, WHETHER ORAL OR WRITTEN, AND WHETHER GIVEN OR MADE OR DEEMED TO HAVE BEEN GIVEN OR MADE AT ANY TIME OR TIMES IN THE PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING THE NATURE OR CONDITION OF THE PURCHASED ASSETS, INCLUDING WITHOUT LIMITATION ANY AND ALL WARRANTIES AS TO THE MERCHANTABILITY OF THE PURCHASED ASSETS OR THE SUITABILITY OR FITNESS OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE OR FOR ANY PURPOSE.
8.This Bill of Sale shall in all aspects be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, and the obligations, rights and remedies of the parties shall be determined in accordance with such Laws.
9.This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Bill of Sale or any counterpart may be executed and delivered by facsimile or email with scan attachment copies, each of which shall be deemed an original.
[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be duly executed by their respective authorized officers as of the date first above written.
SELLERS:
PLASTIQ INC.
By
Name:
Title:
PLV INC.
By
Name:
Title:
NEARSIDE BUSINESS CORP.
By
Name:
Title:
BUYER:
PLASTIQ, POWERED BY PRIORITY, LLC
By
Name:
Title:

EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement, dated as of [________], 2023 (this “Agreement”), is made and entered into by and among PLASTIQ INC., PLV INC. AND NEARSIDE BUSINESS CORP., (“Sellers”) and PLASTIQ, POWERED BY PRIORITY, LLC, a Delaware limited liability company (together with its permitted successors, designees and assigns, “Buyer”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement, dated as of May 23, 2023 (the “Asset Purchase Agreement”), by and among Buyer and Sellers.
WHEREAS, pursuant to sections 105, 363 and 365 of the Bankruptcy Code and the Asset Purchase Agreement, Sellers have, among other things, agreed to sell, transfer, assign, convey and deliver to Buyer and Buyer has agreed to purchase, acquire and accept from Sellers, upon the terms and conditions set forth in the Asset Purchase Agreement, all of the right, title and interest of Sellers in and to the Purchased Assets including, without limitation, the Assumed Contracts, free and clear of all Liens (other than Permitted Liens); and
WHEREAS, pursuant to Section 2.3 of the Asset Purchase Agreement, Buyer has agreed to assume, effective as of the Closing, the Assumed Liabilities.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the Asset Purchase Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Sellers hereby assign and delegate the Assumed Contracts and the Assumed Liabilities to Buyer and Buyer hereby accepts assignment and delegation of and assumes the Assumed Contracts and the Assumed Liabilities as set forth in the Asset Purchase Agreement. Buyer assumes none of the Excluded Liabilities and the parties agree that all such Excluded Liabilities remain the responsibility of Sellers.
2.From time to time after the Closing Date, each party shall, upon the reasonable request of the other, execute and deliver or cause to be executed and delivered such further instruments of sale, conveyance, assignment, transfer and assumption, and take such further action, as may reasonably be requested in order to more effectively carry out the purposes and intent of the Asset Purchase Agreement and this Agreement.
3.This Agreement is being executed by Sellers and Buyer and shall be binding upon each of Sellers and Buyer, their respective successors and assigns, for the respective uses and purposes herein set forth and referred to, and shall be effective as of the date hereof.
4.No provision of this Agreement, express or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of each of Sellers and Buyer, their respective successors and permitted assigns.
5.None of the provisions of this Agreement may be amended or waived except if such amendment or waiver is in writing and is signed, in the case of an amendment, by Sellers and Buyer, or in the case of a waiver, by the party(ies) against whom the waiver is to be effective.
6.This Agreement is subject in all respects to the terms and conditions of the Asset Purchase Agreement. Nothing contained in this Agreement shall be deemed to supersede, enlarge or modify any of the representations, warranties, covenants or other agreements contained in the Asset Purchase Agreement, all of which survive the execution and delivery of this Agreement as provided and subject to the limitations set forth in the Asset Purchase Agreement. To the extent any provision of this

Agreement is inconsistent with the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall govern and control.
7.This Agreement shall in all aspects be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, and the obligations, rights and remedies of the parties shall be determined in accordance with such Laws.
8.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile or email with scan attachment copies, each of which shall be deemed an original.
[Signature page follows]
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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
SELLERS:
PLASTIQ INC.
By
Name:
Title:
PLV INC.
By
Name:
Title:
NEARSIDE BUSINESS CORP.
By
Name:
Title:
BUYER:
PLASTIQ, POWERED BY PRIORITY, LLC
By
Name:
Title:

EXHIBIT E
FORM OF TRADEMARK ASSIGNMENT AGREEMENT
This Trademark Assignment Agreement (“Assignment”), dated as of [________], 2023, is made and entered into by and among PLASTIQ INC., PLV INC. AND NEARSIDE BUSINESS CORP., (“Sellers”) and PLASTIQ, POWERED BY PRIORITY, LLC, a Delaware limited liability company (together with its permitted successors, designees and assigns, “Buyer”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement, dated as of May 23, 2023 (the “Asset Purchase Agreement”), by and among Buyer and Sellers.
WHEREAS, pursuant to sections 105, 363 and 365 of the Bankruptcy Code and the Asset Purchase Agreement, Sellers have, among other things, agreed to sell, transfer, assign, convey and deliver to Buyer and Buyer has agreed to purchase, acquire and accept from Sellers, upon the terms and conditions set forth in the Asset Purchase Agreement, all of the right, title and interest of Sellers in and to the Purchased Assets including, without limitation, Sellers’ rights and benefits with respect to all trademarks and trademark applications owned by Sellers, each of which are set forth on Exhibit A attached hereto (collectively, the “Marks”), free and clear of all Liens (other than Permitted Liens); and
WHEREAS, Sellers desire to deliver to Buyer such instruments of sale, transfer, assignment, conveyance and delivery as are required to vest in Buyer all of Sellers’ right, title and interest in and to the Purchased Assets, including the Marks.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the Asset Purchase Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Each Seller hereby sells, transfers, assigns, conveys and delivers to Buyer all of its right, title and interest in and to the Marks, including: (i) the goodwill of the business symbolized by the Marks, (ii) all domestic and foreign registrations therefor, (iii) all renewals and extensions of any such application, registration and filing, (iv) all income, royalties, damages, claims and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages, claims and payments for past and future infringements, misappropriations or violations thereof; (v) all rights to sue for past, present and future infringements, misappropriations or violations of the foregoing, including the right to settle suits involving claims and demands for royalties owing, (vi) all rights corresponding to any of the foregoing throughout the world, (vii) the benefit of all waivers of moral rights secured by Sellers; and (viii) the right to assign the rights conveyed herein, the same to be held and enjoyed by Buyer for its own use and benefit, and for the benefit of its successors, assigns and legal representatives, free and clear of all Liens (other than Permitted Liens). Seller hereby instructs, authorizes and directs the United States Patent and Trademark Office, and the corresponding entity or agency in any applicable foreign country, to record Buyer as assignee and owner of the Marks.
2.From time to time after the Closing Date, each party shall, upon the reasonable request of the other, execute and deliver or cause to be executed and delivered such further instruments of sale, conveyance, assignment, transfer and assumption, and take such further action, as may reasonably be requested in order to more effectively carry out the purposes and intent of the Asset Purchase Agreement and this Assignment.
3.This Assignment is being executed by Sellers and Buyer and shall be binding upon each of Sellers and Buyer, their respective successors and assigns, for the respective uses and purposes herein set forth and referred to, and shall be effective as of the date hereof.
4.No provision of this Assignment, express or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any remedy or claim under or by reason of this Assignment or any term, covenant or condition hereof, and all of the terms, covenants, conditions, promises and agreements contained in this

Assignment shall be for the sole and exclusive benefit of each of Sellers and Buyer, their respective successors and permitted assigns.
5.None of the provisions of this Assignment may be amended or waived except if such amendment or waiver is in writing and is signed, in the case of an amendment, by Sellers and Buyer, or in the case of a waiver, by the party(ies) against whom the waiver is to be effective.
6.This Assignment is subject in all respects to the terms and conditions of the Asset Purchase Agreement. Nothing contained in this Assignment shall be deemed to supersede, enlarge or modify any of the representations, warranties, covenants or other agreements contained in the Asset Purchase Agreement, all of which survive the execution and delivery of this Assignment as provided by, and subject to the limitations set forth in, the Asset Purchase Agreement. To the extent any provision of this Assignment is inconsistent with the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall govern and control.
7.This Assignment shall in all aspects be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, and the obligations, rights and remedies of the parties shall be determined in accordance with such Laws.
8.This Assignment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Assignment or any counterpart may be executed and delivered by facsimile or email with scan attachment copies, each of which shall be deemed an original.
[Signature Page Follows]
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IN WITNESS WHEREOF, the parties have caused this Assignment to be duly executed by their respective authorized officers as of the date first above written.
SELLERS:
PLASTIQ INC.
By
Name:
Title:
PLV INC.
By
Name:
Title:
NEARSIDE BUSINESS CORP.
By
Name:
Title:
BUYER:
PLASTIQ, POWERED BY PRIORITY, LLC
By
Name:
Title:

Exhibit A to Trademark Assignment Agreement
MARKS

EXHIBIT F
Form of Sale Procedures Order

See attached.

EXHIBIT G
Form of Sale Order

See attached.